                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

         American United Global, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required

/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

             N/A
        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

             N/A
        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

             $18,345,000 Book Value of Assets Acquired
        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

             $18,345,000
        ------------------------------------------------------------------------
    (5) Total fee paid:

             $3,669.00
        ------------------------------------------------------------------------

/X/ Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

             $125.00
        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

             Preliminary Proxy Statement
        ------------------------------------------------------------------------
    (3) Filing Party:

             Registrant
        ------------------------------------------------------------------------
    (4) Date Filed:

             February 14, 1996
        ------------------------------------------------------------------------

                          PRELIMINARY PROXY STATEMENT

                          AMERICAN UNITED GLOBAL, INC.
                         11130 NE 33RD PLACE, SUITE 250
                         BELLEVUE, WASHINGTON, DC 98004

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 24, 1998

                            ------------------------

To the Shareholders of

    AMERICAN UNITED GLOBAL, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting (the "Annual Meeting") of Shareholders of American United Global, Inc. (the "Company" or the "Corporation") will be held at Harry's of Hanover Square, located at One Hanover Square, New York, New York 10004, on Tuesday, February 24, 1998, at 10:00 a.m. local time for the following purposes:

     i. To elect seven (7) directors to hold office until the next Annual
Meeting;

     ii. To ratify the selection of Price Waterhouse as auditors of the Company for the Fiscal Years ended July 31, 1996 and 1997 and for the Fiscal Year ending July 31, 1998;

    iii. To ratify the sale of all of the assets of the Company's Manufacturing Business to subsidiaries of Hutchinson Corporation (the "Hutchinson Transaction"), effective January 19, 1996; and

     iv. To ratify the issuance of 976,539 shares of the Company's Series B-1 Convertible Preferred Stock issued in connection with the acquisition of all the capital stock of ConnectSoft, Inc., a Washington corporation ("Old Connectsoft"), effective July 31, 1996;

     v. To ratify the issuance of 400,000 shares of the Company's Series B-2 Convertible Preferred Stock issued in connection with a $10,000,000 private placement completed in January 1997;

     vi. To authorize an amendment to the Company's Certificate of Incorporation to increase the Company's authorized capital by (i) increasing to 40,000,000 shares the Company's authorized voting Common Stock which will be continue to be designated as Class A Voting Common Stock; and (ii) creating a new class of Non-Voting Class B Common Stock, of which 25,000,000 shares of Non-Voting Class B Common Stock will be authorized;

    vii. To authorize and ratify the Company's 1996 Employee Stock Option Plan, as amended (the "Stock Option Plan"), which Stock Option Plan contains 2,500,000 shares of Common Stock, $.01 par value (the "Common Stock") underlying and available for the granting of options under such plan;

   viii. To authorize and ratify an amendment to the Company's Articles of Incorporation to include provisions which permit stockholders to act by not less than unanimous written consent and to authorize and ratify an amendment to the Company's By-Laws that deletes provisions which permit stockholders to act by less than unanimous written consent;

     ix. To authorize and ratify amendments to the Company's Articles of Incorporation and By-Laws to classify the Board of Directors into three classes, as nearly equal in number as possible, each of which, after an interim arrangement, will serve for three years, with one class being elected each year;

     x. To authorize and ratify amendments to the Company's Articles of Incorporation and By-Laws which provide that directors may be removed only with cause and the approval of the holders of at least 66.66% of the voting power of each class or series of outstanding stock of the Company entitled to vote generally in the election of directors;

     xi. To authorize and ratify amendments to the Company's Articles of Incorporation and By-Laws that provide that special meetings of stockholders may not be called by stockholders holding less than

66.66% of the voting power of each class or series of outstanding stock entitled to vote on the matter(s) to be considered at the special meeting;

    xii. To authorize and ratify amendments to the Company's Articles of Incorporation and By-Laws that increase the stockholder vote required to alter, amend or repeal the amendments to the Company's Articles of Incorporation and By-Laws identified in Proposals viii, ix, x and xi referred to above and in this Proposal xii, to at least 66.66% of the voting power of each class or series of outstanding stock of the Company entitled to vote thereon; and

   xiii. To ratify the terms of an Amended and Restated Employment Agreement by and between the Company and Mr. Robert M. Rubin, the President, Chief Executive Officer, Chairman of the Board and a principal stockholder of the Company; and

    xiv. To transact such business as may properly come before the meeting or any adjournment or adjournments thereof.

    The Board of Directors has fixed January 26, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will not be closed, but only shareholders of record at the close of business on January 26, 1998 will be entitled to vote at the meeting or any adjournment or adjournments thereof. The approximate mailing date for proxy materials will be January 27, 1998.

                                          By Order of the Board of Directors

                                          Robert M. Rubin

                                          CHAIRMAN OF THE BOARD

    WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, SIGN AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE PROVIDED FOR YOUR USE.

                          AMERICAN UNITED GLOBAL, INC.
                         11130 NE 33RD PLACE, SUITE 250
                         BELLEVUE, WASHINGTON, DC 98004

                  GENERAL INFORMATION CONCERNING SOLICITATION

    This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of American United Global, Inc. (hereinafter referred to as the "Company" or the "Corporation"), for its Annual Meeting of Shareholders (the "Meeting") to be held at 10:00 A.M. on Tuesday, February 24, 1998, or any adjournments thereof, at Harry's of Hanover Square, located at One Hanover Square, New York, New York 10004. Shares cannot be voted at the meeting unless their owner is present in person or represented by proxy. Copies of this proxy statement and the accompanying form of proxy shall be mailed to the shareholders of the Company on or about January 27, 1998, accompanied by a copy of the Annual Report of the Company containing financial statements as of and for the Fiscal Years ended July 31, 1997, 1996, and 1995, together with other information respecting the Company.

    If a proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the specifications made, or if no specification is made the shares will be voted to approve each proposition and to elect each nominee for director identified on the proxy. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary of the Company a notice in writing revoking it. A proxy may also be revoked by any shareholder present at the Meeting who expresses a desire in writing to revoke a previously delivered proxy and to vote his or her shares in person. The mere presence at the Meeting of the person appointing a proxy does not revoke the appointment. In order to revoke a properly executed and returned proxy, the Company must receive a duly executed written revocation of that proxy before it is voted. A proxy received after a vote is taken at the Meeting will not revoke a proxy received prior to the Meeting; and a subsequently dated proxy received prior to the vote will revoke a previously dated proxy.

    All expenses in connection with the solicitation of proxies, including the cost of preparing, handling, printing and mailing the Notice of Annual Meeting, Proxies and Proxy Statements will be borne by the Company. Directors, officers and regular employees of the Company, who will receive no additional compensation therefor, may solicit proxies by telephone or personal call, the cost of which will be nominal and will be borne by the Company. In addition, the Company will reimburse brokerage houses and other institutions and fiduciaries for their expenses in forwarding proxies and proxy soliciting material to their principals.

    As of December 22, 1997, the following shareholders holding 1,527,101 of the votes represented by shares of the voting stock of the Company, in the aggregate constituting approximately 13.4% of the total votes represented by shares entitled to vote at the Meeting, have indicated their intention to vote in favor of all nominees for director and all other matters to be submitted for consideration at the Meeting. Such persons are Robert M. Rubin--1,015,798 shares; C. Dean McLain--200,000 shares; Simontov Moskona-- 277,971 shares and David M. Barnes--33,332 shares.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission (File No. 0-19404) pursuant to the Exchange Act are incorporated herein by reference:

    1. The Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1997;

    2. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1997; and

    3. Other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since July 31, 1997, consisting of the Company's Current Reports on Form 8-K filed on August 15, 1997 and October 1, 1997.

         (The remainder of this page has been intentionally left blank)

                                    BUSINESS

GENERAL

    American United Global, Inc., a Delaware corporation (the "Company"), through its operating subsidiaries, is engaged in two distinct businesses; a technology and engineering business and a distribution business.

TECHNOLOGY AND ENGINEERING BUSINESS

    The Company's technology and engineering business provides telecommunications products and services, a proprietary intelligent communications system, as well as computer software and networking products. Such products and services currently consist of:

    - through the Company's 63% owned subsidiary, IDF International, Inc. ("IDF"), providing site acquisition, zoning, architectural and engineering consulting services to the wireless communications industry, and providing construction and engineering services to municipalities and private industry. Services to the wireless communications industry are provided by TechStar Communications, Inc. ("TechStar") and general construction and engineering services are provided by Hayden/ Wegman, Inc. ("Hayden Wegman"), both wholly-owned subsidiaries of IDF.

    - through the Company's wholly-owned Connectsoft Communications Corporation ("Connectsoft") subsidiary, the development of a unified, intelligent communications system being marketed under the name "FreeAgent-TM-." FreeAgent is designed to unify communications into a single message box, allow access to that message box through any telephone or online computer and apply autonomous software processes (known as intelligent agentry) to the data flowing in and out of the message box for the purpose of automating communications and assisting the user in managing communications. FreeAgent is being developed to integrate e-mail, voice mail, facsimile, paging, content from the World Wide Web and potentially any other digital data from the Internet, enterprise intranets, private branch exchange ("PBX") telephone systems and the public switched telephone network ("PSTN"). FreeAgent is capable of applying advanced media transformation processes (such as text-to-speech conversion), advanced user interface technologies (such as limited speech recognition) and specified agentry processes (such as automated message and information monitoring), so that a person can send or receive a message between most currently used communications media, using any wireline or wireless telephone on PBX or PSTN systems or on any personal computer ("PC") on the Internet or an intranet. For example, e-mail sent from a PC can be heard as voice mail on a telephone and voice mail sent by telephone can be received and listened to on a computer. Similarly, content on Web pages can be listened to on a telephone, as well as read on a computer. FreeAgent, which was previewed at the Internet World Summer trade show in July 1997, is expected to be commercially released in February 1998. Connectsoft has developed a customized PC-based component of FreeAgent for the Inkjet Printer Division of Hewlett-Packard Company ("HP") which was shipped in September 1997. As part of the continuing development of FreeAgent, Connectsoft intends to incorporate natural language understanding (the ability to convert the spoken word to commands) and additional agentry functions (such as automated notification of urgent messages or stock price changes and the ability to consummate simple transactions such as making airline reservations). Such changes are designed to further facilitate the command and control of the FreeAgent system by telephone and to further enhance FreeAgent's functionality and services.

    - through the Company's 80.4%-owned subsidiary, Exodus Technologies, Inc. ("Exodus"), a proprietary application remoting software, marketed as NTERPRISE-TM-, which, when combined with a multi-user enabling software "kernal" that modifies certain source code instructions in the Windows-TM-operating system, allows users to run Windows-TM- application server software programs designed for the Microsoft Windows NT-TM- operating system on users' existing Unix-TM- workstations,

      X-terminals and other X-windows devices, Macintosh terminals, Java-enabled network computers and legacy computers, which would otherwise not be Windows compatible or are incapable of running newer versions of Windows compatible software. The Company currently obtains a multi-user software kernal to support NTERPRISE-TM- from Prologue Software, SA of France ("Prologue") under a software license limited to Windows NT-TM- in 3.51 version and which expired on December 31, 1997. In September 1997, Microsoft Corporation announced that it would incorporate its own multi-user software in future versions of Windows NT-TM- and that only its WindowsT.share client/server protocol and Citrix Systems, Inc. ICA application remoting software protocol will be supported in the initial releases of Windows NT 4.0 and 5.0 "Hydra" multi-user operating system products. In addition, Microsoft advised the Company that alternate multi-user and application server software protocols such as NTERPRISE-TM-would not be presently considered. Since its July 1996 acquisition of the Exodus technology, the Company has expended in excess of $6.0 million to develop and market its NTERPRISE-TM- products. As a result of these material adverse developments, the Company has significantly reduced its Exodus operations and is currently considering whether the Exodus protocols can be redesigned to support client computers that are alternatives to Windows NT-TM-, such as Unix-TM- workstations, X-terminals and Java-TM- enabled computers. In the event that the Company is unable to develop an alternate non-Windows supported solution within the next three to six months, the Company will probably cease such efforts. The Company has written off the Exodus goodwill and its investment in the NTERPRISE-TM- products and system as at July 31, 1997. Exodus is also leveraging its remoting technology to develop remote server capability and remote monitoring products for possible release during the third or fourth quarter of fiscal 1998. See "Significant Recent Developments."

    - through the Company's wholly-owned subsidiary, InterGlobe Networks, Inc. ("InterGlobe"), providing network engineering, design and consultation services, network security, remote network management and monitoring as well as Intranet development. The Company is attempting to sell InterGlobe to a third party. In the event such sale is consummated, the Company expects to incur a loss of approximately $1.6 million in connection with its investment in InterGlobe and has accrued such loss at July 31, 1997.

    Each of the Company's technology and engineering businesses, other than the businesses conducted by TechStar and Hayden-Wegman, is in the early development stage, with aggregate revenues in the twelve months ended July 31, 1997 of approximately $2.5 million. TechStar, acquired in December 1996, has been in business since February 28, 1994, generated revenues of approximately $4.3 million and $3.8 million in the 12 months ended December 31, 1996 and the seven months ended July 31, 1997, respectively, and Hayden-Wegman, which has been in business for over 50 years, generated revenues of approximately $11.7 million and $11.2 million in the fiscal years ended June 30, 1996 and June 30, 1997, respectively.

THE DISTRIBUTION BUSINESS

    The Company's distribution business consists of the sale, service and leasing, as a retail distributor, of light and medium-sized and heavy construction equipment, parts and other products manufactured principally by Case Corporation. Such distribution business operates through the Company's 56.6%-owned subsidiary, Western Power & Equipment Corp., a Delaware corporation ("Western"). Western principally operates as an authorized Case Corporation ("Case") dealer from 23 retail distribution operations owned by Western, all but two of which are located in facilities leased by Western from third parties, that are located in the states of Washington, Oregon, California, Alaska and Nevada. The Company believes (based on information provided by Case) that it is the largest independently owned Case dealer in the world. The construction equipment distributed by the Company is used in the construction of residential and office buildings, roads, levees, dams, underground power projects, forestry projects, municipal construction and other construction projects. Western earned net income of approximately $1.0 million on net sales of $148 million in fiscal year ended July 31, 1997, as compared to net income of approximately $2.0 million on net sales of $107 million in fiscal 1996.

    Western's strategy is to accelerate the growth of its distribution business through (i) seeking to acquire additional Case or other equipment retail distributorships, (ii) increasing sales revenues at existing locations, and
(iii) the sale, lease and service of additional lines of construction equipment not manufactured by Case.

ACQUISITION STRATEGY

    Prior to January 1996, the Company operated a manufacturing business through two operating subsidiaries: (i) the National O-Ring division of American United Products, Inc., a California corporation ("AUP"), which manufactured and distributed standard-size, low cost synthetic rubber o-ring sealing devices for use in automotive and industrial applications and (ii) the Stillman Seal division of American United Seal, Inc., a California corporation ("AUS"), which specialized in the design, manufacture and distribution of rubber-to-metal bonded sealing devices for use in commercial, aerospace, defense and communications industry applications. On January 19, 1996, the Company sold all of the operating assets of its manufacturing business to Hutchinson Corporation (the "Hutchinson Transaction").

    Management of the Company carefully considered the best utilization of the cash resources that would result from consummation of the Hutchinson Transaction. It was determined that stockholder value would best be enhanced by directing the Company's future into the computing and telecommunications industries through the acquisition of proprietary technologies, unique niche software products and selective expertise marketable on a national scale. As a result, between May 1996 and April 1997, the Company acquired ConnectSoft, Inc., a Washington corporation ("Old ConnectSoft") and four additional businesses engaged in such industries, and has expended an aggregate of approximately $20.0 million of its capital resources in acquiring and providing ongoing working capital for these businesses.

    Management of the Company believed that, in contrast to a basic manufacturing and distribution business, ownership of businesses engaged in the computing and telecommunications industries would have the potential to increase the market price for the Company's Common Stock to the significantly higher market values generally enjoyed by businesses involved in those industries. Management of the Company further believed that the computing and telecommunications industries are growth industries in which, although competitive, expanding opportunities for new technologies and products exist.

    In considering the acquisition of Old ConnectSoft (including its Exodus division), InterGlobe, Seattle OnLine and TechStar, management of the Company considered a number of factors which it deemed to be significant to its decisions to acquire these businesses, including:

    - the belief that Old ConnectSoft and Exodus had developed certain software products with substantial market potential and possessed personnel with significant engineering and programming talents;

    - the belief that Interglobe would provide the Company access into the communications and Internet industries;

    - the belief that Seattle On-line presented an attractive addition to the Interglobe business, in that the customers for whom Seattle On-line was developing Web sites and content for Internet commerce, were also potential customers of Interglobe's consulting business.

    - the belief that TechStar would provide a significant further step into the communications and telephony industries, insofar as the wireless communications industry served by TechStar was viewed as having significant growth potential.

    Prior to the acquisition of Old ConnectSoft, senior management of the Company had no expertise and little, if any, experience in the computing and telecommunications industries. In each acquisition subsequent to Old ConnectSoft, the Company's senior management relied, in large measure, upon the technical expertise and experience of certain executives of Old ConnectSoft, as well as other third parties, in the computer and telecommunications industries, in analyzing each prospective acquisition and its technology. All of these businesses were acquired, in part, because of the perceived expertise of the key operating personnel in the niche product and service markets served by such companies and the potential for growth which the Company believed could be realized by implementation of the Company's greater financial resources. A significant factor in the Company's acquisition strategy was to negotiate long-term employment arrangements with the pre-acquisition management of each acquired business, and to create incentives for continued support of such management personnel by granting them performance-based options to acquire Company Common Stock.

STRATEGIC GOALS

    The Company's entrance into the computer software and telecommunications industries has been difficult. Since May 1996, the Company has experienced the adverse effects of (i) the extensive capital required to be invested in order to develop certain of the Company's technology and engineering businesses, (ii) the fact that software products developed to support only the Windows-TM- operating system are subject to changes in policies and strategic objectives of Microsoft,
(iii) a lack of market demand for certain of these technologies, and (iv) the differing interests of certain key executives whose businesses were acquired. As such, the Company's initial acquisition program has evolved into a strategy of limiting the Company's resources and focus to a few select technologies, initially providing such operating technology and engineering businesses with the capital needed to develop a commercial base for their products or services, and then seeking to effect a strategic industry alliance coupled with adequate external financing. In furtherance of these goals, the Company:

    - significantly reduced the scope of its financial and development commitment to Exodus' NTERPRISE-TM- application server software in the face of Microsoft's recent announcements directing its support to one of the Company's competitors in initial future releases of Windows NT in 4.0 and 5.0 versions;

    - in August 1997, acquired control of IDF International, Inc. ("IDF"), a public company whose common stock is traded in the over-the-counter market "pink sheets." Prior to such transaction, IDF's sole business was its ownership of Hayden Wegman, an engineering and construction consulting firm based in New York City. Under the terms of the acquisition, the Company transferred, through a merger with an IDF acquisition subsidiary, 100% of the capital stock of TechStar to IDF in exchange for approximately
      6.1 million IDF shares, representing approximately 63% of the outstanding IDF common stock. The Company believes that there are significant opportunities for growth in IDF's TechStar and Hayden Wegman businesses, both through the addition of new customers and acquisitions of complementary businesses, and intends to focus its business and financial resources on this segment of its technology and engineering businesses.

    - ceased substantially all efforts to produce and market the retail e-mail software products originally developed and operated by Old ConnectSoft, and elected to concentrate on the development of the FreeAgent-TM-software product first conceived and originated by certain Old ConnectSoft personnel in and subsequent to September 1996. In July 1997, Old ConnectSoft transferred all of the FreeAgent-TM- technology to Connectsoft. In September 1997, Connectsoft filed a registration statement with the Securities and Exchange Commission in connection with a proposed initial public offering of Connectsoft securities.

    - intends to support the continued growth of its distribution business conducted by Western through additional acquisitions and the opening of new locations for both Case construction and agricultural equipment and other brands of construction and agricultural equipment.

HISTORY AND RECENT ACQUISITIONS

    The Company was initially organized as a New York corporation on June 22, 1988 under the name Alrom Corp., and completed an initial public offering of securities in August 1990. Effective on May 21, 1991, the Company acquired AUS and AUP which operated the manufacturing business. Prior to such acquisition, the Company had no operations. The Company effected a statutory merger in December 1991, pursuant to which the Company was reincorporated in the State of Delaware under the name American United Global, Inc.

    Effective June 1, 1992, through a wholly-owned subsidiary, the Company acquired substantially all of the assets of Aerodynamic Engineering, Inc. ("AEI"), a company engaged in the business of precision machining metal parts for the aerospace and defense industries, and certain assets owned and used by AEI. The Company sold the assets of its AEI subsidiary on April 29, 1994. Effective November 1, 1992, the Company's newly-formed Western subsidiary completed the acquisition from Case of $27.2 Million of new and used construction equipment inventory and parts inventory, and $4.5 Million of vehicles, tools, fixtures and other assets used in connection with seven separate Case retail construction equipment distribution operations located in the states of Washington and Oregon which are still owned and operated by Western.

    Effective September 10, 1994, Western purchased from Case two retail construction equipment distribution outlets located in Sparks, Nevada and Fremont, California. In December 1994, Western relocated the Fremont outlet to Hayward, California. Under the terms of the 1994 Case transaction, Western was obligated to open two additional distribution outlets in Northern California. In March 1995, Western opened a retail store in Santa Rosa, California. In August 1995, Western opened a retail store in Salinas, California.

    In June 1995, Western completed an initial public offering of 1,495,000 shares of its common stock, which reduced the Company's interest in Western to 56.6%.

    In February 1996, Western acquired substantially all of the operating assets used by Case in connection with its business of servicing and distributing Case construction equipment at a facility located in Sacramento, California (the "Sacramento Operation"). The acquisition was consummated for approximately $630,000 in cash, $3,090,000 in installment notes payable to Case, and the assumption of $3,965,000 in inventory floor plan debt with Case and its affiliates.

    In June 1996, Western acquired the operating assets of GCS, Inc. ("GCS"), a California-based distributor of heavy equipment primarily marketed to municipal and state government agencies responsible for street and highway maintenance. The Company operates the GCS business from a location in Fullerton, California and from the Company's existing facility in Sacramento, California. The purchase price for the GCS assets was $1,655,000.

    In January 1997, Western acquired the operating assets of Sahlberg Equipment, Inc., a four-store Pacific Northwest distributor of construction equipment, for $5,289,616. The purchase price consisted of $3,844,152 in equipment inventory, $796,914 in parts inventory, $625,326 in fixed assets, and $23,224 in work-in-process. The majority of the purchase price was financed by the proceeds of two term loans from Case Credit Corporation.

    Western operates the Sahlberg business from four locations, 2 in Washington state, one in Oregon and one in Alaska, with all operations conducted from facilities leased from third parties.

    In January 1996, the Company and each of its AUG, AUP and AUS subsidiaries, sold all of the assets of its National O-Ring and Stillman Seal businesses comprising the manufacturing business of the

Company to Hutchinson for $24,500,000, of which $20,825,000 was paid in cash and the aggregate $3,675,000 balance was paid by delivery of two 24-month non-interest bearing promissory notes due January 1998. The Hutchinson notes, which have been discounted for financial statement presentation by $172,000 at July 31, 1997, are guaranteed by Total, the New York Stock Exchange listed parent of Hutchinson..

    Effective as of July 31, 1996, the Company acquired, through a merger with an acquisition subsidiary of the Company consummated in August 1996 (the "ConnectSoft Merger"), all of the outstanding capital stock of Old ConnectSoft, a private company located in Bellevue, Washington, which provided a variety of computer software products and services. In connection with the ConnectSoft Merger, Old ConnectSoft shareholders received, on a pro rata basis, an aggregate of 976,539 shares of the Company's Series B-1 Preferred Stock (the "Preferred Stock"). Such Preferred Stock does not pay a dividend, is not subject to redemption, has a liquidation preference of $3.50 per share over Company Common Stock and votes together with the Company Common Stock as a single class on a one share for one vote basis. Each share of Preferred Stock is convertible into shares of Company Common Stock at the holder's option into a minimum of 976,539 shares of Company Common Stock and a maximum of 2,929,617 shares of Company Common Stock, based upon certain criteria. The current exchange ratio is one share of Preferred Stock for one share of Common Stock.

    Simultaneous with the completion of the ConnectSoft Merger, the Company transferred to Exodus the NTERPRISE-TM- application remoting software development initiated by Old ConnectSoft, in exchange for notes and 80.4% of the capital stock of Exodus. The balance of the Exodus shares are owned by certain existing and former employees of Exodus.

    At the time of the ConnectSoft Merger, in addition to the application remoting software development, Old ConnectSoft produced and marketed two retail software e-mail products. By the end of the second quarter of fiscal 1997, the Company determined that lack of customer demand for these products no longer warranted the expenditure of additional capital for ongoing marketing efforts and ceased producing these products.

    In September 1996, the Company acquired InterGlobe. The InterGlobe shareholders received the aggregate sum of $400,000, plus an aggregate of 800,000 shares of the Company's Common Stock. The former stockholders of Interglobe also received four-year employment agreements with Interglobe and the Company pursuant to which they received seven-year options to purchase an additional aggregate 800,000 shares of Company Common Stock at an exercise price of $6.00 per share (the "Interglobe Options"). The Interglobe Options vest and are exercisable over the four fiscal years ending July 31, 2000, based on InterGlobe achieving certain pre-tax income and other factors. In addition, the Interglobe agreement provides that if the Company effects a public offering of Interglobe or a sale of Interglobe prior to July 31, 2000, the Interglobe stockholders may elect (but shall not be required) to exchange two-thirds of all Company securities received by them in the Interglobe Merger for an aggregate of 25% of the common stock of Interglobe owned by the Company prior to such transaction.

    In November 1996, the Company acquired the assets of Seattle OnLine, Inc. ("Seattle OnLine"), a company engaged in providing a regional Internet/Intranet telecommunication service in the form of high bandwidth Internet connectivity and hosting for businesses in the Pacific Northwest. The Company purchased the Seattle OnLine assets for the sum of $147,000 and 16,000 shares of the Company's Common Stock which were used to settle certain creditor claims. The Company also issued to the former stockholders of such corporation warrants to purchase an aggregate of 333,333 shares of the Company's Common Stock.

    Effective December 11, 1996, the Company acquired TechStar and issued to the former TechStar shareholders an aggregate of 507,246 shares of Company Common Stock, paid $780,000 in cash and delivered three year Company notes aggregating $600,000. In a related transaction, in April 1997 the Company also acquired Arcadia Consulting, Inc., a company formed by Solon L. Kandel for the purpose of providing consulting services to clients in the wireless telecommunications industry. The Company paid $220,000 and issued to Mr. Kandel 192,754 shares of Company Common Stock. Subsequent to such acquisitions, the former stockholders of TechStar publicly sold an aggregate of 331,346 of their 507,246 shares of Company Common Stock and Mr. Kandel publicly sold all of his 192,754 shares of Company Common Stock.

SIGNIFICANT RECENT DEVELOPMENTS

    FORMATION AND PROPOSED FINANCING OF CONNECTSOFT

    Subsequent to the July 1996 acquisition of Old ConnectSoft, a newly formed division of Old ConnectSoft (the "FreeAgent Division") conceived and began the development of the FreeAgent-TM- technology. In April 1997, the FreeAgent Division commenced the development of a customized PC-based component of FreeAgent for Hewlett-Packard ("HP") under a software license agreement entered into in April 1997. The initial Japanese language version of this product was delivered in September 1997.

    The Company formed Connectsoft Communications Corporation ("Connectsoft") as a wholly-owned subsidiary in June 1997 for the sole purpose of acquiring all of the assets and properties of Old ConnectSoft relating to the FreeAgent software development. Effective as of July 31, 1997, Old ConnectSoft transferred to the Company all of its technology, assets and business relating exclusively to the development of FreeAgent, including the assignment of the HP software license agreement, subject to related liabilities (the "FreeAgent Assets"). At the same time, the Company agreed to forgive certain indebtedness and obligations of Old ConnectSoft prior to the date of such transfer other than liabilities, losses, debts, costs or claims arising out of the business operations of Exodus and its NTERPRISE-TM- application remoting software products. In addition, effective as of July 31, 1997, the Company transferred to Connectsoft all of the FreeAgent Assets in exchange for a $1,140,000 Connectsoft note, representing all but $1.0 million of the $2.14 million of cash advances made through July 31, 1997 by the Company in connection with the FreeAgent technology. The $1.0 million balance of such advances was converted into 100% of the Connectsoft common stock. The Company also agreed to indemnify and hold harmless Connectsoft from any liabilities or debts related to claims arising out of the business and operations of Old ConnectSoft prior to July 31, 1997, other than (i) the $1.14 million note, (ii) matters arising after September 1, 1996 and which are related solely to the FreeAgent Assets, and (iii) activities of Old ConnectSoft related solely to the development and utilization of the FreeAgent Assets.

    On September 4, 1997, Connectsoft filed a registration statement with the Securities and Exchange Commission relating to a proposed underwritten public offering of common stock of Connectsoft. Such registration statement has not yet become effective, and there can be no assurance that the proposed Connectsoft public offering will be consummated or, if consummated, that such offering terms will provide Connectsoft with sufficient capital to develop its FreeAgent product.

    SALE OF SEATTLE ON LINE AND SETTLEMENT OF CLAIMS OF FORMER SEATTLE ONLINE
     PRINCIPAL STOCKHOLDER

    For the nine month period from November 1996 through July 31, 1997, Seattle OnLine generated revenues of $87,000 and incurred a net loss of $1,575,000. In October 1997, the Company sold the remaining assets of Seattle OnLine to Brigadoon.Com, Inc. ("Brigadoon"), an unaffiliated Seattle-based provider of Internet products and services, in consideration for $25,000 in cash and $50,000 of convertible preferred stock of Brigadoon. In August 1997, in connection with the settlement of an arbitration proceeding commenced by the former principal stockholder of Seattle OnLine against the Company in which such stockholder alleged wrongful termination of his employment and breach of contract, the Company agreed to pay such stockholder $1.5 million, of which $500,000 was paid in October 1997 and $1.0 million was paid on November 20, 1997. In addition, the Company issued 150,000 five year warrants exercisable at $6.25 per share. As part of the settlement, previously issued warrants to purchase 305,000 Company shares were canceled.

    TRANSACTIONS REGARDING INTERGLOBE

    For the nine months ended September 30, 1996 InterGlobe generated revenues of $1,111,000 and had net income of $407,000, as compared to net revenues of $1,041,000 and net losses of $2,224,000 (including $1,600,000 of write-offs of investment and goodwill) for the ten months ended July 31, 1997. In November 1997, the Company entered into a letter of intent to sell InterGlobe and the Company's network operation center ("NOC") business to Brigadoon for $1.5 million in cash and $750,000 of securities of Brigadoon. On December 11, 1997, Brigadoon informed the Company that it had not, as yet, been able to arrange financing for the purchase InterGlobe and the NOC assets. Brigadoon and the Company are currently considering various alternatives, including pursuing other financing sources or restructuring the proposed transaction.

    On November 4, 1997, Artour Baganov, the former principal stockholder of InterGlobe, tendered his resignation as a member of the Board of Directors of the Company and InterGlobe. The Company and InterGlobe subsequently reached an agreement in principle with Mr. Baganov under which such stockholder agreed to terminate his employment agreement with InterGlobe, including the cancellation of up to 698,182 performance options issuable under certain circumstances. In consideration, the Company and InterGlobe agreed to pay Mr. Baganov an aggregate of $300,000 in full settlement of obligations under his employment agreement and released such stockholder from his non-competition agreement with InterGlobe, subject to the condition that Mr. Baganov neither solicits nor does business with any third party who was a customer of InterGlobe during the 120 day period immediately prior to the date of termination of their employment. A definitive written agreement with Mr. Baganov has not, as yet been entered into and, inasmuch as the Company's desire to effect such arrangement was motivated in part by the prospect of consummating a sale to Brigadoon, there is no assurance that the Company or Mr. Baganov will effect such settlement.

    Two other former stockholders of InterGlobe, who collectively own approximately 102,000 Company shares, had previously resigned as InterGlobe employees and their employment agreements were canceled.

    TRANSACTION WITH TECHSTAR

    In August 1997, the Company merged TechStar into IDF, pursuant to an agreement and plan of merger, dated July 31, 1997, among the Company, TechStar, IDF and an acquisition subsidiary of IDF (the "IDF Merger Agreement"). Upon consummation of the transaction, the Company received 6,171,553 shares of IDF common stock, representing approximately 63% of the outstanding IDF common stock, as a result of which, for accounting purposes, the Company was deemed to have acquired IDF. Solon L. Kandel, Sergio Luciani and Simontov Moskona, the senior executive officers of TechStar, received three year options to purchase an aggregate of 856,550 shares of IDF common stock (the "IDF Options"), representing approximately an additional 8% of such fully diluted outstanding IDF common stock. In connection with the transaction (i) all options granted by the Company under their employment agreements entitling Messrs. Kandel, Luciani and Moskona to purchase an aggregate of 780,000 shares of Company Common Stock (subject to achievement of certain financial performance targets), and all related 120,000 performance options held by other TechStar employees, were canceled, (ii) each of Messrs. Luciani and Kandel tendered their resignations as directors of the Company, and (iii) Messrs. Luciani, Moskona and Kandel utilized $600,000 of the net proceeds from the sale of their Company shares to invest in convertible securities of IDF.

    Messrs. Kandel, Luciani and Moskona are currently the senior executive officers of IDF and have each entered into employment agreements with IDF expiring November 30, 2000. Pursuant to such agreements, Messrs. Kandel, Luciani and Moskona are entitled to receive, in addition to their base salaries and annual bonuses, IDF Options which vest based upon IDF and its consolidated subsidiaries, including TechStar and Hayden Wegman, achieving all or certain pro-rated portions of annual pre-tax income targets in each of fiscal years ending July 31, 1998, 1999 and 2000. In the event that any or all of such IDF Options do not vest, the number of shares of IDF common stock that would have been issued upon the exercise of such unvested IDF Options shall be issued to the Company as additional merger consideration. The terms of such vesting arrangements are similar to those negotiated directly between the Company and the senior TechStar management in December 1996.

    Messrs. Robert M. Rubin and Lawrence Kaplan, the Chief Executive Officer and Chairman of the Board and a Director of the Company, respectively, are also principal stockholders and members of the board of directors of IDF. Prior to consummation of the transactions contemplated by the IDF Merger Agreement (i) Mr. Rubin converted an $800,000 loan previously made to IDF into convertible preferred stock convertible into an additional 400,000 shares of IDF common stock, and (ii) through GV Capital, Inc., an affiliate of Mr. Kaplan, IDF sold $3.0 million of its five year notes convertible into IDF common stock at $1.25 per share, including $600,000 of such notes sold to Messrs. Kandel, Luciani and Moskona. Mr. Kaplan's affiliate received separate compensation for acting as placement agent in connection with such private offering of IDF securities.

    ADVERSE DEVELOPMENTS CONCERNING NTERPRISE-TM- APPLICATION SERVER SOFTWARE

    In order for the Company's application server software to be commercially offered with the Windows-TM- operating system, the Company must directly or through a third party obtain a license or other authorization from Microsoft. The Company believes that Citrix Systems, Inc. ("Citrix") and Prologue are the only corporations with direct access to the Windows source code, and such corporations possess rights to develop and distribute multi-user software derived from such source code through direct licenses with Microsoft. The Company currently obtains the multi-user software kernal to support NTERPRISE-TM- from Prologue under a software license limited to Windows NT-TM-in 3.51 version and which expired on December 31, 1997. Approximately nine months ago Microsoft publicly announced that it intended to directly offer multi-user capability in its future versions of the Windows NT-TM- operating system. In September 1997, Microsoft announced that it would incorporate its own multi-user software in future versions of Windows NT-TM- and that only its Windows T.share client/server protocol and the Citrix ICA application remoting software protocol will be supported in the initial releases of Windows NT 4.0 and 5.0 "Hydra" multi-user operating system products. In addition, Microsoft advised the Company that alternate multi-user and application server software protocols such as NTERPRISE-TM- would not be presently considered.

    Since its July 1996 acquisition of the Exodus technology, the Company has expended in excess of $7.0 million to develop and market its NTERPRISE-TM-products. As a result of these material adverse developments, the Company has significantly reduced its Exodus operations and is currently considering whether the Exodus protocols can be redesigned to support client computers that are alternatives to Windows NT, such as Unix-TM- workstations, X-terminals and Java-TM- enabled computers. In the event that the Company is unable to develop an alternate non-Windows supported solution within the next three to six months, the Company will probably cease such efforts and sustain a total loss of its investment in the NTERPRISE-TM- products and system. Exodus is also leveraging its remoting technology to develop remote server capability and remote monitoring products for possible release during the third or fourth quarter of fiscal 1998.

    1997 PRIVATE PLACEMENT

    Primarily as a result of payments made in connection with its acquisition program commenced in May 1996 and to support the capital requirements of Old ConnectSoft and Exodus, the Company sought to recoup its liquid capital resources. Accordingly, on January 10, 1997, the Company consummated a private placement of 400,000 shares of Series B-2 Preferred Stock (the "Private Placement Preferred Shares") to 11 unaffiliated purchasers. The Company realized net proceeds of approximately $9,200,000 from the sale of the Private Placement Preferred Shares.

    The Private Placement Preferred Shares were initially convertible by the holders into an aggregate of 1,165,501 1997 Private Placement Shares, subject to adjustment, at various times during the three-year period ending January 8, 2000 at prices equal to the lesser of (i) the Closing Date Average Price of $8.58 per share, (ii) 105% of the Anniversary Average Price (which Anniversary Average Price shall be the Average Price (defined below) on the date immediately preceding the first anniversary of the Closing Date), but only if the Anniversary Average Price is less than the Closing Date Average Price, or (iii) 82.5% of the Conversion Date Average Price. For purposes of determining the Private Placement Preferred Shares conversion rate, the Average Price equals the average daily closing bid price of the Company's Common Stock as reported on Nasdaq or other national securities exchange for the ten (10) trading days immediately preceding the date of sale of such Private Placement Preferred Shares, the anniversary of such sale, or the conversion date, as the case may be.

    In addition to the Private Placement Preferred Shares, the investors in the 1997 Private Placement purchased Private Placement Warrants to purchase an aggregate of 350,000 shares of Common Stock at an exercise price of $8.58 per share, the Closing Date Average Price. The Private Placement Warrants expire January 8, 2002 to the extent unexercised.

    In the event of an initial public offering of common stock of the Company's Exodus subsidiary, investors in the 1997 Private Placement have the right to purchase, for $.01 per warrant, five-year warrants to purchase up to 350,000 shares of Exodus common stock (the "Exodus Common Stock") at an exercise price equal to the initial price per share that Exodus Common Stock is offered to the public (the "Exodus Warrants"). The Exodus Warrants contain terms which are substantially identical to the Private Placement Warrants. The shares of Exodus Common Stock issuable upon exercise of the Exodus Warrants shall be subject to customary "piggyback" registration rights and one demand registration right following completion of a proposed initial public offering of Exodus securities, but shall be subject to restrictions on sale pursuant to customary "lock-up" agreements (but in no event for more than 180 days) with the representative of the underwriters of the Exodus initial public offering.

    Pursuant to the terms of the 1997 Private Placement, the Company filed a registration statement with the Securities and Exchange Commission (the "Commission") with respect to the distribution of the Shares of Company Common Stock issuable upon exercise of the Private Placement Warrants, as well as the 1997 Private Placement Shares to be issued upon conversion of the Private Placement Preferred Shares. Such registration statement was declared effective by the Commission on May 7, 1997. Subsequent to such date, there was a significant decline in the per share trading price of Company Common Stock, and all 400,000 of the Private Placement Shares were converted into an aggregate of 2,631,125 shares of Common Stock.

    LOSS IN CONNECTION WITH ERD CREDIT GUARANTY

    In September 30, 1997, ERD Waste Corp. ("ERD") filed for reorganization under Chapter 11 of the federal bankruptcy laws. In May 1996, the Company had provided ERD with a $4.4 million standby bank letter of credit in favor of Chase Bank (formerly, Chemical Bank), a senior secured creditor of ERD. In addition, in February 1997, the Company advanced $500,000 in cash to ERD. Robert M. Rubin, the Chairman and Chief Executive Officer of the Company is also a principal stockholder and Chairman of ERD. On October 29, 1997, Chase Bank drew on the Company provided letter of credit. As a result, the Company became directly liable to Northfork Bank, the issuer of the letter of credit, for the $4.4 million amount of such draw; and on October 31, 1997 retired such obligation. Although the Company is now a creditor in the ERD reorganization, holding approximately $5.0 million of claims and holds a lien on certain ERD assets, by reason of the affiliation of Mr. Rubin with both corporations, it is possible that such lien will not be sustained in the reorganization proceeding; in which event the Company will be a general unsecured creditor of ERD. Although the Company does not believe that Chase Bank acted in a commercially reasonable manner and is currently considering its legal options, as a result of the foregoing development, the Company recorded a $5.0 million net loss in connection with the ERD transaction for the year ended July 31, 1997. Mr. Rubin has personally guaranteed $1.6 million of this amount.

    MARKET FOR COMMON STOCK

    The principal market for trading the Company's securities is the NASDAQ National Market System. The following is a table that lists the high and low selling prices for shares of the Company's Common Stock and for the Company's Public Warrants on the NASDAQ National Market System during the periods identified:

                                                                           COMMON STOCK         PUBLIC WARRANTS
                                                                       --------------------  ---------------------
                                                                         HIGH        LOW       HIGH        LOW
                                                                       ---------  ---------  ---------  ----------
FISCAL YEAR 1995
    First Quarter....................................................  $  6.58    $  3.50    $  1.3125  $  0.90625
    Second Quarter...................................................     5.42       4.00       1.1718     0.875
    Third Quarter....................................................     5.00       3.75       1.0938     0.78125
    Fourth Quarter...................................................     5.92       4.25       1.50       0.78125

FISCAL YEAR 1996
    First Quarter....................................................     6.58       5.08       1.125      0.75
    Second Quarter...................................................    11.88       6.08       1.00       0.75
    Third Quarter....................................................    13.25       3.37       1.56       0.875
    Fourth Quarter...................................................    10.25       4.19       6.75       1.625

FISCAL YEAR 1997
    First Quarter....................................................    10.875      5.25       5.25       2.875
    Second Quarter...................................................    11.375      7.563      4.87       3.87
    Third Quarter....................................................     8.1875     3.44       4.50       3.75
    Fourth Quarter...................................................     6.000      4.3875     4.00       3.25

FISCAL YEAR 1998
    First Quarter....................................................     7.8125     1.9375     5.25       2.25
    Second Quarter to December 26, 1997..............................     2.344      1.969      2.625      1.50

    On January 2, 1998 the last sale price of the Common Stock was $2.063; and the last sale price of the Public Warrants was $1.75 as reported on the NASDAQ National Market System. The Company estimates that it had over 1,000 beneficial holders of its Common Stock and 6 record holders of its Public Warrants on December 26, 1997.

DIVIDEND POLICY

    In the foreseeable future, the Company intends to retain earnings to assist in financing the expansion of its business. In the future, the payment of dividends by the Company on its Common Stock will also depend on its financial condition, results of operations and such other factors as the Board of Directors of the Company may consider relevant. The Company does not currently intend to pay dividends on its Common Stock.

SELECTED FINANCIAL DATA

    The following summary financial information for the fiscal years 1993, 1994, 1995, 1996 and 1997 have been derived from the audited financial statements of the Company.

INCOME STATEMENT DATA:

                                                                            YEAR ENDED JULY 31,
                                                          -------------------------------------------------------
                                                             1997      1996(3)      1995       1994      1993(1)
                                                          ----------  ----------  ---------  ---------  ---------
Net sales...............................................  $  154,545  $  106,555  $  86,173  $  67,370  $  30,386
(Loss) income from continuing operations................     (27,257)     (9,610)     1,164      1,024        417
Net (loss) income.......................................     (27,257)     (1,835 (2)     2,268     2,287     1,575

Per share:
(Loss) income from continuing operations................  $    (2.75) $    (1.66) $    0.20  $    0.18  $    0.06
Net (loss) income.......................................  $    (2.75)      (0.32)      0.40       0.43       0.34

BALANCE SHEET DATA:


                                                                                 JULY 31,
                                                          -------------------------------------------------------
                                                             1997        1996       1995       1994       1993
                                                          ----------  ----------  ---------  ---------  ---------
Total assets............................................  $  144,723  $  119,055  $  76,829  $  62,529  $  58,320
Total liabilities.......................................     110,742      87,015     56,575     44,591     44,787
Working capital.........................................      20,919      17,218     10,022     11,739      6,624
Shareholders' equity....................................      24,101      22,581     20,254     17,938     13,533

------------------------

(1) Represents nine months of results of Western Power & Equipment Corp. ("Western") following its acquisition in November 1992.

(2) Includes income from discontinued operations and the gain on the sale of the manufacturing business of $7.8 million, net of tax.

(3) Includes results of operations of Old ConnectSoft for the day ended July 31, 1996.

(4) Includes the results of InterGlobe for the 10 months following its acquisition in September 1996, Seattle OnLine for the nine months following its acquisition in November 1996 and TechStar for the seven months following its acquisition in December 1996.

                                   MANAGEMENT

DIRECTORS, NOMINEES FOR DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

    The following table sets forth information with respect to directors, nominees for directors, executive officers and key employees of the Company as of December 22, 1997. There are no pending legal proceedings to which any director, nominee for director or executive officer of the Company is a party adverse to the Company.

NAME                                                      AGE                            POSITION
----------------------------------------------------      ---      ----------------------------------------------------

Robert M. Rubin.....................................          57   Chairman of the Board of Directors, President and
                                                                   Chief Executive Officer

Lawrence E. Kaplan..................................          54   Director

C. Dean McLain......................................          42   Director and Executive Vice President of the
                                                                   Company; President and Chief Executive Officer of
                                                                   Western

David M. Barnes.....................................          55   Vice President of Finance, Chief Financial Officer
                                                                   and Director

Howard Katz.........................................          55   Chief Operating Officer, Executive Vice President
                                                                   and Director

Wesley Charles Fredericks, Jr.......................          49   Nominee for Director (1)

Glenn A. Norem......................................          45   Nominee for Director (1)

------------------------

(1) Nominee for election as a Director at the Company's 1998 Annual Meeting

    ROBERT M. RUBIN. Mr. Rubin has served as the Chairman of the Board of Directors of the Company since May, 1991, and was its Chief Executive Officer from May 1991 to January 1, 1994. Between October, 1990 and January 1, 1994, Mr. Rubin served as the Chairman of the Board and Chief Executive Officer of AUG and its subsidiaries; from January 1, 1994 to January 19, 1996, he served only as Chairman of the Board of AUG and its subsidiaries. From January 19, 1996, Mr. Rubin has served as Chairman of the Board and President and Chief Executive Officer of the Company. Mr. Rubin was the founder, President, Chief Executive Officer and a Director of Superior Care, Inc. ("SCI") from its inception in 1976 until May 1986. Mr. Rubin continued as a director of SCI (now known as Olsten Corporation ("Olsten")) until the latter part of 1987. Olsten, a New York Stock Exchange listed company, is engaged in providing home care and institutional staffing services and health care management services. Mr. Rubin is Chairman of the Board, Chief Executive Officer and a stockholder of ERD Waste Technology, Inc., a diversified waste management public company specializing in the management and disposal of municipal solid waste, industrial and commercial non-hazardous waste and hazardous waste. In September 1997, ERD filed for protection under the provisions of Chapter 11 of the federal bankruptcy act. Mr. Rubin is a former director and Vice Chairman, and currently a minority stockholder, of American Complex Care, Incorporated, a public company formerly engaged in providing on-site health care services, including intra-dermal infusion therapies. In April 1995, American Complex Care, Incorporated's operating subsidiaries made assignments of their assets for the benefit of creditors without resort to bankruptcy proceedings. Mr. Rubin is also a minority stockholder of Universal Self Care, Inc., a public company engaged in the sale of products used by diabetics. Mr. Rubin is also the Chairman of the Board of both Western and IDF. The Company owns approximately 56.6% of the outstanding common stock of Western and approximately 63% of the outstanding common stock of IDF. Mr. Rubin owns approximately 13% of the fully-diluted IDF common stock. Mr. Rubin is also a director and a minority stockholder of Response USA, Inc., a public company engaged in the sale and distribution of personal emergency response systems; Diplomat Corporation, a public company engaged in the manufacture and distribution of baby products; and Medi-Merg, Inc., a Canadian management company for hospital emergency rooms and out-patient facilities.

    LAWRENCE E. KAPLAN. Mr. Kaplan has served as a director of the Company since February, 1993. Since January, 1987, Mr. Kaplan has been an officer, director and principal stockholder of Gro-Vest Management Consultants, Inc., an investment banking firm located on Long Island, New York. Mr. Kaplan is also a registered representative, officer, director and principal stockholder of G-V Capital, a brokerage firm. He is also a director of Andover Equities, Inc. and PARK Group, both blank check companies which are looking for merger opportunities. He is also an officer and director of Saratoga Standardbreds Inc., a blank check company which is seeking a merger opportunity.

    C. DEAN MCLAIN. Mr. McLain has served as an Executive Vice President of the Company since March 1, 1993, as a director of the Company since March 7, 1994 and President of Western since June 1, 1993. From 1989 to 1993, Mr. McLain served as Manager of Privatization of Case Corporation. From 1985 to 1989, Mr. McLain served as General Manager of Lake State Equipment, a distributor of John Deere construction equipment. Mr. McLain holds a B.S. degree in Business and Economics, and a Master's of Business Administration, from West Texas State University.

    DAVID M. BARNES. Mr. Barnes has been Chief Financial Officer of the Company since May 15, 1996, and Vice President Finance and director since November 8, 1996. Mr. Barnes has been a director of Consolidated Stainless, Inc., a manufacturer and distributor of stainless steel products, since June 21, 1994. From April 1990 until July 1990, Mr. Barnes also served as an officer and director of Intelcom Data Systems, Inc., which engages in the design and development of software for the foreign currency exchange and banking industries. From October 1987 until May 1989, Mr. Barnes was Vice President of Finance at U.S. Home Care Corp., a home health care provider. From April 1983 until September 1987, Mr. Barnes was Vice President of Finance and Administration of Lifetime Corporation. From 1975 to 1983, Mr. Barnes was Executive Vice President of Beefsteak Charlies, Inc. Mr. Barnes served as a Director of Universal Self Care, Inc., a distributor and retailer of products and services principally for diabetics, from May 1991 to June 1995 and he is a director, President and a minority stockholder of American Complex Care, Incorporated, a public company formerly engaged in providing on-site health care services, including intradermal infusion therapies. In April 1995, American Complex Care, Incorporated's operating subsidiaries made assignments of their assets for the benefit of creditors without resort to bankruptcy proceedings.

    HOWARD KATZ. Mr. Katz has been Executive Vice President of the Company since April 15, 1996 and was appointed Chief Operating Officer of the Company and a Director on November 8, 1996. From December 1995 through April 15, 1996, Mr. Katz was a consultant for, and from January 1994 through December 1995 he held various executive positions, including Chief Financial Officer from December 1994 through December 1995, with National Fiber Network (a fiber optics telecommunications company). From January 1991 through December 1993, Mr. Katz was the President of Katlaw Construction Corp., a company that provides general contractor services to foreign embassies and foreign missions located in the United States. Prior to joining Katlaw Construction Corp., Mr. Katz was employed as a management consultant by Coopers and Lybrand, LLP and as a divisional controller for several large public companies.

    WESLEY CHARLES FREDERICKS, JR. A graduate of Columbia University School of Law in 1973, Mr. Fredericks has been engaged in business and the practice of law since 1973. He was associated in senior executive capacities from 1983 though 1987 with Lotus performance Cars, L.P. and Group Lotus PLC, distributors and manufacturers of Lotus automobiles, respectively, and from 1990 through 1994 with Manufacturers Products Co. In 1994, he joined Gersten Savage Kaplowitz & Fredericks LLC, a law firm located in New York as counsel, and has been a partner of such firm since 1995. Gersten Savage Kaplowitz & Fredericks has rendered legal services to other businesses in which Robert M. Rubin holds positions as a principal stockholder and executive officer.

    GLENN A. NOREM. has been Chief Executive Officer and a director of Multimedia Access Corporation since 1994, and is also Chairman and Chief Executive Officer of Catalyst Financial Corporation, an investment and business advisory firm to development stage companies in the computer and communications industries, since 1990. Mr. Norem received a B.S. degree in Electrical Engineering/Systems Engineering from Southern Illinois University and an M.B.A. (Finance and Marketing) from the University of Chicago.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

    The following table sets forth the amount of all compensation paid by the Company for services rendered during each of the three fiscal years of the Company ended July 31, 1997, 1996 and 1995 to each of the Company's most highly compensated executive officers and key employees whose total compensation exceeded $100,000, and to all executive officers and key employees of the Company as a group.

                                                        ANNUAL COMPENSATION                       LONG-TERM COMPENSATION
                                             -----------------------------------------  -------------------------------------------
                  PAYOUTS                                                 OTHER           RESTRICTED
-------------------------------------------                              ANNUAL              STOCK        OPTIONS/        LTIP
       NAME AND PRINCIPAL           YEAR      SALARY      BONUS       COMPENSATION          AWARDS         SARS(#)       PAYOUTS
--------------------------------  ---------  ---------  ---------  -------------------  ---------------  -----------  -------------

Robert M. Rubin.................       1997  $ 325,000  $     -0-       $       0          $       0               (3)   $       0
  Chairman, President,                 1996    300,000     50,000              $0                 $0        450,000            $0
  and Chief Executive                  1995    168,750     69,600              $0                 $0         80,000            $0
  Officer

Howard Katz.....................       1997  $ 131,968                  $       0          $       0       200,000      $       0
  Executive Vice-                      1996     --                             $0                 $0       150,000             $0
  President and Director               1995     --                             $0                 $0         --                $0

David M. Barnes.................       1997  $ 129,807                  $       0          $       0       100,000      $       0
  Chief Financial Officer              1996     --                             $0                 $0       100,000             $0
  and Director                         1995     --                             $0                 $0         --                $0

C. Dean McLain(2)...............       1997  $ 268,587  $  18,658       $       0          $       0               (3)   $       0
  Executive Vice                       1996    250,000     84,868              $0                 $0        150,000            $0
  President and Director;              1995    170,709     75,000              $0                 $0        195,000            $0
  President of Western

                  PAYOUTS
--------------------------------    ALL OTHER
       NAME AND PRINCIPAL         COMPENSATION
--------------------------------  -------------
Robert M. Rubin.................           $0
  Chairman, President,                     $0
  and Chief Executive                      $0
  Officer
Howard Katz.....................           $0
  Executive Vice-                          $0
  President and Director                   $0
David M. Barnes.................           $0
  Chief Financial Officer                  $0
  and Director                             $0
C. Dean McLain(2)...............            $(4)
  Executive Vice                           $0
  President and Director;             $29,250
  President of Western

------------------------

(1) On June 15, 1995, Western entered into a separate employment agreement with Robert Rubin. Mr. Rubin's 1995 salary includes $18,750 paid through Western (See "Employment, Incentive Compensation and Termination Agreements").

(2) Mr. McLain joined the Company in March 1993. Effective as of August 1, 1995, Mr. McLain's employment agreement with the Company was terminated and he entered into an amended employment agreement with Western Power Equipment Corp. (See "Employment, Incentive Compensation and Termination Agreements").

(3) On May 5, 1995 the Board of Directors canceled the named person's outstanding stock options to acquire an equal number of shares and issued new stock options at the then current market price of $3.125.

(4) Pursuant to the terms of Mr. McLain's Employment Agreement, dated February 12, 1993, during the Fiscal Year 1993 Mr. McLain received $38,095 from the Company as reimbursement for certain expenses that he incurred in connection with his move to Washington State, and the sale of his former residence, in order to permit his assuming his employment duties on behalf of the Company. In addition, under the terms of his Employment Agreement on March 1, 1993, July 31, 1994, and August 1, 1995 Mr. McLain was permitted to and did purchase from the Company 8,000, 6,000, and 6,000 shares of the Company's common stock, respectively, at a price of $.01 per share. On March 1, 1993, August 1, 1994, and on August 1, 1995, the closing prices for a share of the Company's common stock as reported by NASDAQ was $5 3/4, $4 1/16 and $4 7/8, respectively. The value of the 20,000 shares of common stock held by Mr. McLain as of July 31, 1995 was $97,500.

STOCK OPTION PLANS

    OPTION GRANTS IN FISCAL YEAR 1997

    The following table identifies individual grants of stock options made during the last completed fiscal year to the executive officers named in the Summary Compensation Table:

                                                                                      REALIZABLE VALUE AT
                                     INDIVIDUAL GRANTS                              ASSUMED ANNUAL RATES OF
                                  ------------------------                         STOCK PRICE APPRECIATION
                                                  (C)                                   FOR OPTION TERM
                                              % OF TOTAL                    ---------------------------------------
                                     (B)        OPTIONS          (D)
                                   OPTIONS    GRANTED TO     EXERCISE OF        (E)
              (A)                  GRANTED   EMPLOYEES IN     BASE PRICE    EXPIRATION       (F)           (G)
NAME                                 (#)      FISCAL YEAR       ($/SH)         DATE         5% ($)        10%($)
--------------------------------  ---------  -------------  --------------  -----------  ------------  ------------
Robert Rubin....................    156,550        21.5%    $        5.125    5/21/99-   $    842,435  $    882,500
                                                                               5/21/02

Howard Katz.....................    200,000        27.5%       4.375-5.125    10/4/01-      1,010,625     1,058,750
                                                                               5/21/02

David M. Barnes.................    100,000        13.8%       4.375-5.125     10/4/01        498,750       522,500
                                                                               5/21/02

C. Dean McLain..................          0        0             N/A            N/A          N/A           N/A

    The following table provides information concerning the exercise of stock options during the last completed fiscal year by each executive officer named in the Summary Compensation Table, and the fiscal year-end value of unexercised options held by each such person.

                          AGGREGATED OPTIONS EXERCISED
                         IN LAST FISCAL YEAR AND FISCAL
                             YEAR-END OPTION VALUES

                                                       (C)                (D)                       (E)
                                        (B)           VALUE            NUMBER OF          VALUE OF UNEXERCISED IN-
              (A)                 SHARES ACQUIRED   REALIZED    UNEXERCISED OPTIONS AT       THE-MONEY OPTIONS
NAME                              ON EXERCISE (#)      ($)        FISCAL YEAR-END (#)      AT FISCAL YEAR-END ($)
--------------------------------  ---------------  -----------  -----------------------  --------------------------
Robert Rubin....................           -0-            -0-     560,000 (exercisable)  $  1,322,509 (exercisable)

Howard Katz.....................           -0-            -0-     200,000 (exercisable)  $    613,393 (exercisable)

David Barnes....................           -0-            -0-      91,666 (exercisable)  $    203,384 (exercisable)

C. Dean McLain..................       112,000        718,500     233,000 (exercisable)  $    871,875 (exercisable)

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                      AMONG AMERICAN UNITED GLOBAL, INC.,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX

                                   [LOGO]

                    ASSUMES $100 INVESTED ON AUGUST 1, 1992
                      ASSUMES DIVIDENDS REINVESTED, IF ANY

EMPLOYMENT, INCENTIVE COMPENSATION AND TERMINATION AGREEMENTS

    In November 1994, Robert M. Rubin entered into a three-year employment and bonus compensation agreement with the Company, retroactive to August 1, 1994. Under the terms of that agreement, Mr. Rubin serves as Chairman of the Board of the Company and its subsidiaries through and including July 31, 1997. Mr. Rubin receives an annual base salary of $150,000 per annum. Such base salary shall be increased by $10,000 for the fiscal year ending July 31, 1996 and by $15,000 for the fiscal year ending July 31, 1997. In addition, Mr. Rubin was entitled to a guaranteed bonus of $50,000 plus an additional annual incentive bonus payment equal to (i) $5,000 for each $.01 increase in net earnings per share above $.55 per share for the fiscal year ending July 31, 1995, (ii) $5,000 for each $.01 increase in net earnings per share above $.60 per share for the fiscal year ending July 31, 1996 and (iii) $5,000 for each $.01 increase in net earnings per share above $.65 per share for the fiscal year ending July 31, 1997.

    Upon completion of Western's initial public offering, Mr. Rubin's employment agreement with the Company was amended to (i) eliminate his guaranteed annual bonus, and (ii) limit his annual incentive bonus to $50,000 per annum for each of fiscal years ended July 31, 1996 and 1997, and made it payable only in the event that the consolidated net income of the Company, excluding the net income of Western, shall exceed $1,500,000 in each of such fiscal years.

    Following the amendment of his employment agreement with the Company, Western entered into a separate employment agreement with Mr. Rubin, effective June 14, 1995 and expiring July 31, 1998.

Pursuant to such agreement, Mr. Rubin serves as Chairman of the Board of Western and shall receive an annual base salary of $150,000, payable at the rate of $12,500 per month from the effective date of such agreement. In addition to his base annual salary, Mr. Rubin shall be entitled to receive an annual bonus equal to $50,000 per annum, payable only in the event that the "consolidated pre-tax income" of Western (as defined) shall be in excess of $3,000,000 for the fiscal year ending July 31, 1996, $3,500,000 for the fiscal year ending July 31, 1997, and $4,000,000 for the fiscal year ending July 31, 1998, respectively. Under the terms of his employment agreement with Western, Mr. Rubin is only obligated to devote a portion of his business and professional time to Western (estimated at approximately 20%). The term "consolidated pre-tax income" is defined as consolidated net income of the Company and any subsidiaries of Western subsequently created or acquired, before income taxes and gains or losses from disposition or purchases of assets or other extraordinary items.

    The Company has entered into an amended and restated employment agreement with Mr. Rubin, dated as of June 3, 1996, to extend the term of Mr. Rubin's employment through July 31, 2001 (the "Restated Agreement"). The Restated Agreement provides for a base salary payable to Mr. Rubin of $175,000 for the fiscal year ending July 31, 1997, $200,000 for the fiscal year ending July 31, 1998, $225,000 for the fiscal year ending July 31, 1999, and a base salary for the fiscal years ending July 31, 2000 and July 31, 2001 as determined by the Compensation Committee of the Company's Board of Directors and ratified by a majority of the entire Board of Directors of the Company (other than the employee). The base salary in each of the fiscal years ending July 31, 2000 and 2001 will not be less than the annual base salary in effect in the immediately preceding fiscal year, plus an amount equal to the increase in the annual cost of living as published by the Bureau of Labor Statistics of the United States Department of Labor for wage earners in the New York metropolitan area measured over the course of the immediately preceding fiscal year. The Restated Agreement also provides for incentive bonuses to be paid to Mr. Rubin of (i) $75,000 on November 1, 1997, if the net income of the Company, including all of its consolidated subsidiaries other than Western Power & Equipment Corp., as determined by the Company's independent auditors using generally accepted accounting principles, consistently applied (the "Corporations' Net Income"), is greater than or equal to $2,000,000 for the fiscal year ended July 31, 1997;
(ii) $100,000 on November 1, 1998 if the Corporations' Net Income is greater than or equal to $2,500,000 for the fiscal year ended July 31, 1998; and (iii) $125,000 on November 1, 1999 if the Corporations' Net Income is greater than or equal to $3,000,000 for the fiscal year ended July 31, 1999. Incentive compensation for each of the fiscal years ending July 31, 2000 and July 31, 2001 shall be as determined by the Compensation Committee of the Company's Board of Directors and ratified by a majority of the entire Board of Directors of the Company (other than the employee).

    On January 19, 1996, as a result of the Hutchinson Transaction, John Shahid, former President and Chief Executive Officer of the Company, and the Company entered into a Termination Agreement whereby Mr. Shahid resigned as an officer and director of the Company and each of its subsidiaries in consideration for the payment of an aggregate of $815,833, representing salary payments under his Employment Agreement though December 31, 1998, as well as a bonus payment for fiscal year 1996 in the amount of $90,000. The Termination Agreement also provides that the Company shall retain Mr. Shahid as a consultant for a period of three years, commencing April 1, 1996, for which consulting services he will be paid an aggregate of $200,000 in equal quarterly installments.

    Prior to the Western 1995 initial public offering, C. Dean McLain served as President and Chief Executive Office of Western and Executive Vice President of the Company pursuant to the terms of an employment agreement with the Company effective March 1, 1993, which was to terminate on July 31, 1998. Pursuant to his employment agreement, in fiscal year 1995 Mr. McLain received a base salary of $148,837 and the maximum $75,000 bonus provided for in such fiscal year. Such agreement entitled Mr. McLain to scheduled increases in his base salary up to $172,300 per year during the fiscal year ending July 31, 1998. The terms of such employment agreement also provided for the issuance to Mr. McLain of an aggregate of 20,000 shares of the Company's Common Stock at $.01 per share. In addition, Mr. McLain received options to acquire an aggregate of 45,000 shares of the Company's Common Stock at fair market value ($4.75 per share) on the date of grant under the Company's 1991 Stock Option Plan, and additional options under the Company's 1991 Stock Option Plan to purchase 150,000 shares of Company Common Stock at fair market value ($5.50 per share) on the date of grant. These options have since been repriced to $3.125 per share.

    Effective as of August 1, 1995, Mr. McLain's employment agreement with the Company was terminated and he entered into an amended employment agreement with Western, expiring July 31, 2005. Pursuant to such agreement, Mr. McLain serves as President and Chief Executive Officer of Western and will receive an annual base salary, payable monthly, of $250,000 through the end of fiscal 1996, $265,000 per annum in fiscal 1997, $280,000 per annum in fiscal 1998, $290,000 per annum in fiscal 1999, and $300,000 per annum in fiscal 2000. For each of the fiscal years ending 2001, 2002, 2003, 2004 and 2005, inclusive, Mr. McLain's base salary shall be determined by the Compensation Committee of Western and ratified by the full Board of Directors of Western. In each of the five fiscal years from 2001 through 2005, such base salary shall not be less than the annual base salary in effect in the immediately preceding fiscal year plus a cost of living adjustment. In addition, Mr. McLain will be entitled to receive bonus payments in each of the five fiscal years ending 1996 through 2000, inclusive, equal to 5% of such fiscal year consolidated pre-tax income of Western in excess of $1,750,000 in each such fiscal year (the "Incentive Bonus"); provided, that the maximum amount of the Incentive Bonus payable by Western to Mr. McLain shall not exceed $150,000 in any such fiscal year, without regard to the amount by which the Company's consolidated pre-tax income shall exceed $1,750,000 in each of such fiscal years. For each of the fiscal years ending 2001 through 2005, Mr. McLain's incentive bonus shall be determined by the Compensation Committee of Western's Board of Directors and ratified by Western's full Board of Directors. The maximum annual incentive bonus which Mr. McLain shall be entitled to receive under his Employment Agreement shall not be less than $150,000. As used in Mr. McLain's Employment Agreement, the term "consolidated pre-tax income" is defined as consolidated net income of Western and any subsidiaries of Western subsequently created or acquired, before the Incentive Bonus, income taxes and gains or losses from disposition or purchases of assets or other extraordinary items.

    Under the terms of his amended employment agreement, the 150,000 stock options, exercisable at $6.50 per share, awarded to Mr. McLain under Western's 1995 Stock Option Plan in March 1995, were canceled and on August 1, 1995 Mr. McLain was granted options to purchase 300,000 shares of Western common stock at $6.00 per share, the closing sale price of the Company's common stock on August 1, 1995. As the number of shares underlying Western's 1995 Stock Option Plan was at that time insufficient for the full granting of such options, the options to purchase 300,000 shares were granted on August 19, 1995 subject to stockholder approval of the amendment of the 1995 Stock Option Plan (the "Plan"), which was approved by the stockholders of Western on December 6, 1995. Such amendment to the Plan added 550,000 shares of Common Stock to be available for option grants under the Plan. The granting of all stock to Mr. McLain pursuant to his amended employment agreement was ratified at Western's 1995 Annual Meeting. The Western options granted to Mr. McLain were repriced to $4.50 per share in December 1995.

    In the event that Western does not meet the accumulated consolidated pre-tax income levels described above, Mr. McLain shall still be entitled to options to purchase the 125,000 Western shares should the accumulated consolidated pre-tax income of Western for the five fiscal years ending 1996 through 2000 equal or exceed $16,000,000. In the event such additional incentive stock options become available to him, Mr. McLain may exercise such options beginning August 1, 1996 and ending July 31, 2005 at $4.50 per share. Mr. McLain's employment agreement also provides for fringe benefits as are customary for senior executive officers in the industry in which the Company operates, including medical coverage, excess life insurance benefits and use of an automobile supplied by the Company.

    The Company hired Howard Katz as Executive Vice President effective April 15, 1996. Mr. Katz currently receives a base salary of $162,000 per annum, payable bi-weekly. Mr. Katz does not have an employment agreement with the Company.

    The Company hired David M. Barnes as its Chief Financial Officer effective May 15, 1996. Mr. Barnes receives a base salary of $150,000 per annum, payable bi-weekly. Mr. Barnes does not have an employment agreement with the Company.

    In December 1995, the Company amended each of its then outstanding employee stock option plans in anticipation of the consummation of the Hutchinson transaction. Under the old terms of the plans, all options granted to employees would have terminated within ninety days of such employees' termination of employment with the Company or any of its subsidiaries. As a majority of the Company's employees, other than those of Western, were to be terminated upon the consummation of the Hutchinson transaction, the Company felt that it was in its best interests to amend the Plans in order to extend the expiration dates of these options and to allow for such options to immediately vest in full upon the consummation of the Hutchinson transaction. All of the options granted under the Plans became exercisable until January 19, 1998. At such time, the options held by individuals no longer employed by the Company or its subsidiaries shall immediately terminate. Options which continue to be held by Company employees shall revert back to their old vesting terms and original expiration dates. One effect of these amendments is to change the federal income tax treatment of incentive options held by non-employees of the Company. Upon exercise, these options shall be treated as non-qualified stock options for federal income tax purposes. As a result of such option exercise period extension, the Company incurred additional compensation expense for the fiscal year ended July 31, 1996 in the amount of $332,293. Such amount is equal to the product of the number of options whose exercise periods were extended and the aggregate difference between the exercise price of each extended option and the market price for a share of Company Common Stock on January 19, 1996 (the closing date of the Hutchinson Transaction, the day that the option extension became effective).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the fiscal year ended July 31, 1997, the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") met once in May 1997. During this time the Company's Board of Directors decided all compensation matters relating to the Company's executive officers. Mr. Rubin's annual compensation identified in the Summary Compensation Table was provided for under his employment agreements entered into in July 1991 and August 1994, and his amended and restated employment agreement dated as of June 3, 1996, which were approved by the Company's Board of Directors. In June 1995, following completion of Western's initial public offering, Mr. Rubin's 1994 employment agreement with the Company was amended to (i) eliminate his guaranteed annual bonus, and (ii) limit his annual incentive bonus to $50,000 per annum for each of fiscal years ended July 31, 1996 and 1997, and payable only in the event that the consolidated net income of the Company, excluding the net income of Western, shall exceed $1,500,000 in each of such fiscal years. For information concerning Mr. Rubin's June 1996 amended and restated employment agreement, see "Employment, Incentive Compensation and Termination Agreements", above. Mr. Rubin also entered into a separate employment agreement with Western. See, "Employment, Incentive Compensation and Termination Agreements," above. Mr. McLain's annual compensation was provided for under his employment agreement dated February 12, 1993, which was approved by vote of the Company's Board of Directors. Effective as of August 1, 1995, Mr. McLain's employment agreement with the Company was terminated and he entered into an amended employment agreement with Western. See "Employment, Incentive Compensation and Termination Agreements", above.

    During the 1997 fiscal year, other than Messrs. Rubin and McLain, who were then officers of the Company and members of the Board of Directors, no officers or employees of the Company or any subsidiary participated in the Board's compensation decisions. Of the Compensation Committee members, only Mr. Rubin was at any time an officer or employee of the Company or any of its subsidiaries. While Mr. Rubin serves on the Compensation Committees of the Boards of Directors of other publicly held corporations, no executive officers or directors of such companies serve on the Company's Compensation

Committee, other than Lawrence Kaplan. The Company's Audit, Compensation and Stock Option Committees are comprised of Messrs. Rubin and Kaplan.

    No director of the Company receives any directors fees for attendance at Board meetings, although they do receive reimbursement for actual expenses of such attendance.

    In October 1991, Mr. Rubin agreed to waive rights inherent in his ownership of the Company's Series A Preferred Stock to designate a majority of the members of the Company's Board of Directors and to use his best efforts to cause the Company to amend its Certificate of Incorporation so as to eliminate all rights of Mr. Rubin or any other holder of the Series A Preferred Stock to designate a majority of the members of the Board of Directors. In partial consideration for his agreement to waive and modify such rights and privileges, the Company issued to Mr. Rubin for $200,000 ($2.63 per share) an aggregate of 76,000 additional shares of Company Common Stock. Mr. Rubin paid for such shares by delivering to the Company his full recourse 10% promissory note, which note is secured by collateral other than the shares acquired (certain marketable securities in corporations other than the Company) which has a fair market value in excess of $200,000. This note was payable over five years, commencing March 31, 1992, together with accrued interest, in twenty equal quarterly principal installments of $10,000 each. In March 1993, the Company agreed to amend Mr. Rubin's note to be payable in a single payment 36 months from the date of issuance at 8% interest per annum. In connection with such amendment, Mr. Rubin agreed to apply no less than 50% of any bonus received by him against the outstanding principal of the installment note. On November 7, 1996, the Board of Directors of the Company agreed to extend the maturity date of such note to March 31, 1999.

    On January 26, 1994, the Company entered into a month-to-month public relations consulting agreement with Gro-Vest Management Consultants, Inc. ("Gro-Vest Consultants"), a company one of whose principal stockholders, directors and officers is Lawrence Kaplan. Commencing on March 1, 1994, the Company became obligated to pay $3,000 per month to Gro-Vest Consultants for its services under such agreement, subject to termination of the agreement on 30 days' notice provided by either party thereto. An aggregate of $26,000 was paid to Gro-Vest Consultants in the 1997 fiscal year.

    At the closing of the Hutchinson Transaction, the Company, Robert Rubin and Hutchinson (as guarantor) entered into a five-year Non-Competition Agreement in favor of Hutchinson and its affiliates, pursuant to which Mr. Rubin and the Company agreed not to compete with the businesses acquired in the Hutchinson transaction. Under the terms of the Non-Competition Agreement, Mr. Rubin will receive payments aggregating $200,000 over a seven year period. In addition, at the Closing Hutchinson engaged Mr. Rubin as a consultant to provide advisory services relating to the acquired manufacturing business over a seven year period, for which services Mr. Rubin will receive payments aggregating $1,000,000. Such payments are pledged as collateral by Mr. Rubin for his $1.2 million loan. No payments have or will be made to Mr. Rubin under his non-competition or consulting agreements with Hutchinson, unless and until the Hutchinson transaction and such payments are ratified by the Company's stockholders at a special or annual meeting of Company stockholders.

    On February 9, 1996, the Company loaned an aggregate of $450,000 to Diplomat Corporation ("Diplomat") in connection with Diplomat's acquisition of BioBottoms, Inc. Diplomat is a public company of which Robert Rubin serves as a director. Before the BioBottoms transaction, Mr. Rubin held approximately 22% of Diplomat's outstanding capital stock. Such loan (i) bears interest at the prime rate of CoreStates Bank, N.A. plus 2% and is payable monthly, (ii) is subordinated to a $2,000,0000 revolving credit loan agreement between Diplomat and Congress Financial Corporation, (iii) is payable in full on or before May 4, 1996 and (iv) is secured by a second priority lien in all of the assets of Diplomat and its wholly-owned subsidiary, BioBottoms, Inc. The loan was repaid in full in May 1996. In addition to repayment of principal and its receipt of accrued interest, the Company received a facilities fee of $50,000.

    Pursuant to an Agreement, dated May 30, 1996 (the "ERD Agreement") between the Company and ERD Waste Corp.("ERD"), the Company agreed to provide certain financial accommodations to ERD by making available a $4.4 million standby letter of credit (the "Letter of Credit") originally issued by Citibank NA and later assumed by Northfork Bank in favor of Chase Bank (formerly Chemical Bank) on behalf of ERD. Chase Bank is the principal lender to ERD and its subsidiaries, and upon issuance of the Letter of Credit, Chase Bank made available $4.4 million of additional funding to ERD under ERD's existing lending facility. The funding was used to refinance certain outstanding indebtedness of Environmental Services of America, Inc. ("ENSA"), a wholly-owned subsidiary of ERD. Robert M. Rubin, the Chairman and Chief Executive Officer and a principal stockholder of the Company is also the Chairman, Chief Executive Officer, a director and a principal stockholder of ERD, owning approximately 25.1% of the outstanding ERD Common Stock.

    In consideration for making the Letter of Credit available, in addition to repayment by ERD of all amounts drawn under the Letter of Credit and the grant of a security interest in certain machinery and equipment of ENSA to secure such repayment, ERD agreed (i) to pay to the Company all of the Company's fees, costs and expenses payable to Citibank and others in connection with making the Letter of Credit available, as well as the amount of all interest paid by the Company on drawings under the Letter of Credit prior to their repayment by ERD and (ii) to issue to the Company an aggregate of 25,000 shares of ERD common stock for each consecutive period of 90 days or any portion thereof, commencing August 1, 1996 that the Letter of Credit remains outstanding. ERD Common Stock was then traded on the NASDAQ National Market and, at the time of closing of the transaction with ERD, its the closing price of ERD Common Stock, as traded on Nasdaq was $9.25 per share.

    In August 1996, a subsidiary of ERD which operates a waste facility in Nassau County, New York was cited by the New York State Department of Environmental Conservation ("DEC") for violating certain DEC regulations. Such waste facility currently accounts for approximately 13% of ERD's consolidated revenues. As a result of the uncertainties surrounding ERD's waste facility operations, the per share price of ERD Common Stock closed at $2.875 per share on November 8, 1996. ERD and the DEC reached agreement to settle such violations, which resulted in the closing of the Long Beach, New York facility. As a result, the business of ERD was materially and adversely affected.

    On November 8, 1996, the Company and ERD amended and restated their agreements to provide that if and to the extent that the Letter of Credit provided by the Company is called for payment, ERD will issue to the Company its convertible note bearing interest at 12% per annum, payable monthly, and payable as to principal on the earliest to occur of: (i) May 30, 1999, (ii) ERD's receipt of the initial proceeds from any public or private placement of debt or equity securities of ERD, or (iii) completion of any bank refinancing by ERD, to the extent of all proceeds available after payment of other secured indebtedness. In addition, the ERD notes, if issued, will be convertible, at any time at the option of the Company, into ERD Common Stock at a conversion price equal to $4.40 per share, or a maximum of 1,000,000 ERD shares if the entire $4.4 million note is issued and converted into ERD Common Stock. In addition to the collateral provided under the May 30, 1996 agreement, ERD also provided the Company with a junior mortgage on the waste facility owned by ERD's subsidiary, subordinated to existing indebtedness encumbering such facility.

    In February 1997, the Company advanced an additional $500,000 to ERD, payable on demand.

    Under the terms of an indemnity agreement, dated May 30, 1996, Robert M. Rubin agreed to indemnify the Company for all losses, if any, incurred by the Company as a result of issuance of the Letter of Credit for the benefit of ERD. In consideration of his negotiating the modification of the ERD agreement, on November 8, 1996, the Company's Board of Directors (Mr. Rubin abstaining) agreed to amend the indemnity agreement with Mr. Rubin to limit his contingent liability thereunder to the extent of 23% (Mr. Rubin's approximate percentage beneficial ownership in the outstanding Company Common Stock as of May 30, 1996) of all losses that the Company may incur in connection with its having provided the Letter of Credit financial accommodation on behalf of ERD. Mr. Rubin's reimbursement obligations are also subject to pro rata reduction to the extent of any repayments made directly by ERD or from proceeds received by AUGI from the sale of ERD capital stock described above. In addition, Mr. Rubin personally guaranteed the $500,000 additional advance from the Company to ERD.

    On September 30, 1997, ERD filed for reorganization under Chapter 11 of the federal bankruptcy laws, and on October 29, 1997, Chase Bank drew on the Company provided letter of credit. As a result, the Company became liable to Northfork Bank, the issuer of the letter of credit, for the $4.4 million amount of such draw; which obligation the Company paid in full on October 31, 1997. As a result, the Company is now a creditor in the ERD reorganization, holding approximately $5.0 million of claims and holds a lien on certain ERD assets. However, by reason of the affiliation of Mr. Rubin with both corporations, it is possible that such lien will not be sustained in the reorganization proceeding; in which event the Company will be a general unsecured creditor of ERD. Although the Company does not believe that Chase Bank acted in a commercially reasonable manner and is currently considering its legal options, as a result of the foregoing development, the Company recorded a $5.0 million net loss in connection with the ERD transaction for the year ended July 31, 1997. In the event that the Company does not recoup any portion of such loss in connection with the ERD bankruptcy proceeding or otherwise, Mr. Rubin has personally agreed to indemnify the Company for the first $1.6 million of such loss.

    As of November 10, 1997, the directors and executive officers listed below hold outstanding non-qualified options to acquire shares of Company Common Stock granted under the Company's 1996 Stock Option Plan, adopted on April 25, 1996 and amended as of July 30, 1996, as follows: options were granted on April 25, 1996 to Robert M. Rubin (450,000 options), C. Dean McLain (150,000 options) and Howard Katz (150,000 options) at an exercise price of $3.78125 per share; options were granted on May 15, 1996 to David M. Barnes (100,000 options) at an exercise price of $5.25 per share; options were granted to Robert M. Rubin (30,000 options), Howard Katz (100,000 options) and David M. Barnes (50,000 options) at an exercise price of $5.125 on October 4, 1996; and options were granted to Howard Katz (100,000 options) and David M. Barnes (50,000 options) at an exercise price of $4.375 on May 21, 1997. The exercise prices of all such options equals the average of the closing bid and asked prices for a share of Company Common Stock as reported on The Nasdaq National Market on the date of option grant.

    On July 30, 1996, the Board of Directors of the Company amended the terms of the 1996 Stock Option Plan to make all options granted under the 1996 Stock Option Plan exercisable without shareholder approval. On the date the 1996 Stock Option Plan was amended, the market price of the Company's Common Stock was $6.0125 per share, as a result of which the Company incurred a compensation charge equal to $1,670,667, representing the aggregate value of such unexercised in-the-money options issued under such option plan (including unexercisable options) to the named persons.

    All options granted to each of Messrs. Rubin and McLain in April 1996, and 100,000 options granted to Mr. Katz at $5.125 per share in October 1996, were immediately exercisable. The options granted to Mr. Barnes in May 1996 and the remaining 150,000 options granted to Mr. Katz vested immediately as to 33 1/3% and as to 33 1/3% at the end of each of various fiscal periods ending 1997 and 1998, subject to their continued employment with the Company. The options to acquire 156,550 shares granted to Mr. Rubin and 50,000 shares granted to Mr. Barnes in October 1996 vest 50% on the first anniversary of the option grant and 50% on the second anniversary of the option grant.

    In June 1996, the Company agreed to loan to Mr. Rubin up to $1,200,000, at an interest rate equal to one percent above the fluctuating Prime Rate offered by Citibank, N.A. All borrowings under the loan are repayable on a demand basis, when and if requested by the Company, but in no event later than July 31, 1998. Mr. Rubin's indebtedness is secured by his pledge of 150,000 shares of Company Common Stock and his collateral assignment of all payments due to him under the terms of his seven-year Consulting Agreement and Non-Competition Agreement with Hutchinson, which currently aggregate $1,200,000.

    Robert M. Rubin is currently a director of IDF and owns 874,659 shares of IDF common stock, representing approximately 13.0% of the currently outstanding IDF common stock after giving effect to the IDF Merger, including Mr. Rubin's conversion of an $800,000 loan previously made to IDF into convertible preferred stock convertible into an additional 400,000 shares of IDF common stock. As a result of the completion of the IDF Merger, Mr. Rubin serves as Chairman of the Board of Directors of IDF and received a three year employment agreement from IDF at an annual salary of $75,000. Lawrence Kaplan, a director of the Company, is also a member of the Board of Directors of IDF and directly and through affiliates owns an aggregate of 497,859 shares of IDF common stock. In addition, GV Capital, Inc., an affiliate of Mr. Kaplan, has acted as placement agent in connection with the IDF private placement and received additional compensation for such services, in the form of commission of 7.5%, a 2.5% non-accountable expense allowance and 180,000 shares of IDF common stock for nominal consideration.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Board of Directors of the Company has decided that the best way to attract and retain highly capable employees on a basis that will encourage them to perform at increasing levels of effectiveness and to use their best efforts to promote the growth and profitability of the Company and its subsidiaries, is to enter into employment agreements with its senior executive officers. During the fiscal year ended July 31, 1995, Messrs. Rubin, Shahid and McLain were all under contract with the Company. This had enabled the Board to concentrate on the negotiation of particular employment contracts rather than on the formulation of more general compensation policies for all management and other personnel. Upon the effective date of the initial public offering of Western, Mr. McLain's Employment Agreement was terminated. Mr. Shahid's Employment Agreement was terminated upon consummation of the Hutchinson Transaction. See, "Employment, Incentive Compensation and Termination Agreements" above. The Company believes that its compensation levels as to all of its employees were comparable to industry standards. Currently, Mr. Rubin is the Company's only senior executive officer of the Company employed under a contract approved by the full Board of Directors. See "Employment, Incentive Compensation and Termination Agreements," above.

    In setting levels of compensation under such employment contracts and in approving management's compensation of all other Company employees, the Board of Directors evaluates the Company's overall profitability, the contribution of particular individuals to Company performance and industry compensation standards. A significant percentage of the compensation paid to each of Messrs. Shahid, McLain and Rubin in the past under their respective employment agreements and payable to Mr. Baganov under his agreement was and is tied to the Company's achievement of prescribed levels of pre-tax income of the Company as a whole or of the subsidiary for which such executive is responsible. See, "Employment, Incentive Compensation and Termination Agreements," above.

                       ACTION TO BE TAKEN UNDER THE PROXY

    Unless otherwise directed by the grantor of the proxy, the persons acting under the accompanying proxy will vote the shares represented thereby: (a) for the election of the persons named in the next succeeding table as nominees for directors of the Company; (b) for the proposal to ratify the appointment of Price Waterhouse as the Company's auditors for the 1996, 1997 and 1998 Fiscal Years; (c) for the proposal to ratify the sale of all of the assets of the Company's Manufacturing Business to Hutchinson Corporation; (d) for the proposal to ratify the issuance of shares of the Company's B-1 Convertible Preferred Stock issued in connection with the acquisition of the capital stock of Old ConnectSoft, effective July 31, 1996; (e) for the proposal to ratify the issuance of 400,000 shares of the Company's Series B-2 Convertible Preferred Stock issued in connection with a $10,000,000 private placement completed in January 1997; (f) for the proposal to authorize an amendment to the Company's Certificate of Incorporation to increase the Company's authorized capital by increasing the number of Voting Common Stock shares and by creating a new class of Non-Voting Common Stock shares; (g) for the proposal to authorize and approve the Company's 1996 Employee Stock Option Plan; (h) for the proposal to authorize and ratify an amendment to the Company's Articles of Incorporation to include provisions which permit stockholders to act by not less than unanimous written consent and to authorize and ratify an amendment to the Company's By-Laws that deletes provisions which permit stockholders to act by less than unanimous written consent; (i) for the proposal to authorize and ratify amendments to the Company's Articles of Incorporation and By-Laws to classify the Board of Directors into three classes, as nearly equal in number as possible, each of which, after an interim arrangement, will serve for three years, with one class being elected each year; (j) for the proposal to authorize and ratify amendments to the Company's Articles of Incorporation and By-Laws which provide that directors may be removed only with cause and the approval of the holders of at least 66.66% of the voting power of each class or series of outstanding stock of the Company entitled to vote generally in the election of directors; (k) for the proposal to authorize and ratify amendments to the Company's Articles of Incorporation and By-Laws that provide that special meetings of stockholders may not be called by stockholders holding less than 66.66% of the voting power of each class or series of outstanding stock entitled to vote on the matter(s) to be considered at the special meeting; (l) for the proposal to authorize and ratify amendments to the Company's Articles of Incorporation and By-Laws that increase the stockholder vote required to alter, amend or repeal the amendments to the Company's Articles of Incorporation and By-Laws identified in (h), (i),
(j) and (k) referred to above and in this proposal (l), to at least 66.66% of the voting power of each class or series of outstanding stock of the Company entitled to vote thereon; (m) for the proposal to ratify the terms of an Amended and Restated Employment Agreement by and between the Company and Mr. Robert M. Rubin, the President, Chief Executive Officer, Chairman of the Board and a principal stockholder of the Company; and (n) in connection with the transaction of such other business that may be brought before the Meeting, in accordance with the judgment of the person or persons voting the proxy.

I. ELECTION OF DIRECTORS

    NOMINEES

    At the Meeting seven directors are to be elected, each to hold office until the next Annual Meeting of Shareholders or until his successor shall be elected and shall qualify. The names of the nominees for election as directors, all of whom other than Messrs. Fredericks and Norem are now serving as directors of the Company, and certain information furnished to the Company by such nominees with respect to them, as of January 1, 1998, are set forth below. Unless authority to vote for one or more nominees is withheld, it is intended that shares represented by proxies in the accompanying form will be voted for the election of the following nominees. With respect to any such nominee who may become unable or unwilling to accept nomination or election, it is intended that the proxies will be voted for the election in his stead of such person as the Board of Directors may recommend, but the Board does not know of any reason why any nominee will be unable or unwilling to serve if elected.

                                                                                                            PRINCIPAL OCCUPATION
NAME                                                                       AGE        DIRECTOR SINCE       DURING LAST FIVE YEARS
---------------------------------------------------------------------      ---      -------------------  ---------------------------
Robert M. Rubin......................................................          57                *                        *
Lawrence Kaplan......................................................          54                *                        *
C. Dean McLain.......................................................          42                *                        *
David M. Barnes......................................................          54                *                        *
Howard Katz..........................................................          55                *                        *
Wesley Charles Fredericks, Jr........................................          49           --                            *
Glenn A. Norem.......................................................          45           --                            *

------------------------

* See "Directors, Nominees for Director and Executive Officers of the Company" on pages 21 to 23.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF ALL THE NOMINEES FOR DIRECTOR.

    COMMITTEES AND MEETINGS OF THE BOARD

    At present the Board of Directors has two committees, the Compensation Committee and the Audit Committee, both of which consist of three directors. The function of the Compensation Committee includes responsibility for reviewing the compensation for all of the Corporation's employees and the granting of stock options under all of the Company's employee stock option plans that may exist and be in effect from time to time. The function of the Audit Committee includes the review of the Company's financing arrangements and a review of its internal financial controls. During the Fiscal Years ended July 31, 1996 and 1997, the Board of Directors met 11 times and 13 times, respectively, including actions taken by unanimous written consent of the directors. The Compensation Committee met jointly with the full Board of Directors 1 time during the fiscal year ended July 31, 1996 and 1 time during the fiscal year ended July 31, 1997. The Audit Committee did not meet during the Fiscal Years ended July 31, 1996 or July 31, 1997. All of the nominated directors who served as directors during the Fiscal Years ended July 31, 1996 and July 31, 1997 attended 100% and 100% of the meetings of the Board held during periods of their tenure during such fiscal years, respectively. No director of the Company receives any directors fees for attendance at Board meetings, although they do receive reimbursement for actual expenses related to such attendance.

II RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS FOR THE FISCAL YEARS
   ENDED JULY 31, 1996 AND 1997 AND FOR THE FISCAL YEAR ENDING JULY 31, 1998.

    At the Meeting a vote will be taken on a proposal to ratify the appointment by the Board of Directors of Price Waterhouse, independent certified public accountants, as the independent auditors of the Company for the Fiscal Years ended July 31, 1996 and 1997, and for the Fiscal Year ending July 31, 1998. Price Waterhouse has no interest in or any relationship with the Company except as its auditors.

    MANAGEMENT BELIEVES THE APPOINTMENT TO BE IN THE BEST INTEREST OF THE COMPANY AND RECOMMENDS THAT IT BE RATIFIED.

    A representative of Price Waterhouse will be present at the Annual Meeting of Shareholders of the Company and will be given an opportunity to make a statement to the shareholders if he so desires. The representative will be available to respond to questions from shareholders.

III. RATIFICATION OF THE SALE OF ALL OF ASSETS OF THE COMPANY'S MANUFACTURING BUSINESS TO HUTCHINSON CORPORATION.

    At the Meeting a vote will be taken on a proposal to ratify the sale of all of the assets of the Company's Manufacturing Business to Hutchinson Corporation. The terms of such sale are discussed below.

    Pursuant to the terms of an Asset Purchase Agreement, dated as of November 22, 1995 (the "Sale Agreement"), by and among Hutchinson Corporation, a Delaware corporation ("Hutchinson"), as Buyer, and the Company and each of its AUG-California, Inc., American United Products, Inc. ("National O-Ring") and American United Seal, Inc. ("Stillman Seal") subsidiaries, on January 19, 1996 all of the assets of the National O-Ring and Stillman Seal businesses (the "Manufacturing Business") were sold to, and substantially all of the liabilities associated with operation of the Manufacturing Business were assumed by, subsidiaries of Hutchinson newly-formed for the purpose of acquiring the Manufacturing Business (the "Hutchinson Transaction"). Hutchinson's principal place of business is located at 160 Fuller Avenue, N.E., Grand Rapids, MI 49501; telephone number (616) 459-4541. Hutchinson produces a variety of rubber related products for three market sectors: automotive, consumer and industrial use.

    Under the terms of the Sale Agreement, the Company agreed that as soon as reasonably practicable following the closing of the Hutchinson Transaction (the "Closing"), but NOT as a condition to consummation of the Hutchinson Transaction, the Company would call a meeting of its stockholders to request that Company stockholders ratify the Sale Agreement, the Exhibits thereto (including the Non-Competition Agreement and the Consulting Agreement, as herein after described) and the transactions contemplated thereby. FAILURE OF COMPANY STOCKHOLDERS TO RATIFY SUCH AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREIN WILL NOT AFFECT THE EFFECTIVENESS OF ANY OF THE HUTCHINSON TRANSACTION OR THE TRANSACTIONS CONTEMPLATED THEREBY, ALL OF WHICH HAVE BEEN CONSUMMATED. The sole purpose for stockholder ratification of the Hutchinson Transaction, the Sale Agreement and the Exhibits thereto, and the transactions contemplated thereby, is that under the terms of the Sale Agreement failing such ratification by a majority of the outstanding shares of Company Common Stock entitled to vote at a scheduled meeting of stockholders the Company shall indemnify Hutchinson and its affiliates (including their respective officers, directors, employees and agents) for a period of up to eighteen months following the Closing, from and against any claims, judgements, liabilities, costs and expenses which any of them may incur as a result of any suits or proceedings brought by or on behalf of any Company stockholder alleging that the transactions contemplated by the Sale Agreement and the Exhibits thereto are unfair to Company stockholders.

    The Purchase Price for the Manufacturing Business was $24,500,000, $20,825,000 of which was paid in cash and the aggregate $3,675,000 balance was paid by delivery of two 24-month non-interest bearing promissory notes (the "Notes") made by the Hutchinson subsidiaries that purchased the Manufacturing Business. The Notes are guaranteed by Total America, Inc., the parent corporation of Hutchinson and a subsidiary of TOTAL, a French corporation whose securities are listed on the New York Stock Exchange.

    At the Closing, the Company, Robert Rubin and Hutchinson (as guarantor) entered into a five-year Non-Competition Agreement in favor of Hutchinson and its affiliates, pursuant to which Mr. Rubin and the Company agreed not to compete with the businesses acquired in the Hutchinson Transaction. Under the terms of the Non-Competition Agreement, Mr. Rubin will receive payments aggregating $200,000 over a seven year period. In addition, at the Closing Hutchinson engaged Mr. Rubin as a consultant under the terms of a 7-year Consulting Agreement to provide advisory services relating to the acquired Manufacturing Business over a seven year period, for which services Mr. Rubin will receive payments aggregating $1,000,000.

    The Company did not seek the report or opinion of any outside party to help in establishing or negotiating the amount of consideration to be received by the Company for sale of the Manufacturing

Business in the Hutchinson Transaction. As a condition to consummation of its purchase, however, Hutchinson required the Company to obtain an independent opinion to confirm that the previously established and negotiated purchase price was fair to the Company and its stockholders. The Company's management does not believe that such independent opinion materially related to the transaction insofar as it merely confirmed the fairness of the previously established sales price for the Manufacturing Business and was not used to establish the price for the Manufacturing Business.

    The independent opinion was provided by Montauk Consulting, Inc. ("Montauk"). Montauk is a recently formed company with a single employee who is its Managing Director. Although Montauk itself has limited experience in providing valuations of the fairness of transactions, the Managing Director of Montauk who provided the independent opinion is a certified public accountant who has been engaged in the investment banking industry for over 30 years. He has provided asset valuations and fairness reviews on numerous occasions, as well as court testimony in more than 70 securities litigation cases in state and federal court in support of such valuations and reviews for a number of Fortune 500 companies. Montauk was selected by the Company based upon the reputation of such Managing Director for providing similar valuations which have withstood challenge. In the past, the Chairman of the Company and such Managing Director have invested together in public and private companies and other ventures, and they have served together on the boards of directors of certain of those entities. In providing its fairness opinion, Montauk (i) reviewed the terms of the Hutchinson Transaction, (ii) analyzed published financial reports, historical earnings and stock price performance and business prospects of the Company and its affiliates, including its periodic filings under the federal securities laws, (iii) considered the various characteristics of the Manufacturing Business,, and the relative position of the Manufacturing Business in its industry and the future prospects of the Manufacturing Business (with attention paid to the impact of technological developments and the potential for additional capital requirements to support modernization and expansion), (iv) had contacts and discussions with members of the Company's Board of Directors regarding the Manufacturing Business and its future, (v) studied other companies engaged in the automotive parts and equipment business and aerospace/defense business including competitors of the Manufacturing Business, (vi) examined the record of trading in the Company's Common Stock and (vii) analyzed the Company's balance sheet and income statement ratios and compared them to the ratios of other like companies. Based on the above investigation, and after applying the Montauk Managing Director's experience in financial and business affairs, Montauk concluded that the terms of the Hutchinson transaction are fair from a financial point of view to the stockholders of the Company. There were no limitations placed upon Montauk or its employee in rendering the fairness opinion, including with respect to the scope of the investigation made. There were no special or limiting instructions delivered to Montauk by the Company or its affiliates with respect to its engagement; Montauk was simply engaged to render an opinion as to whether or not the Hutchinson Transaction, as contemplated by the Sale Agreement (including all exhibits thereto), is fair and reasonable to the stockholders of the Company.

    THE COMPANY'S MANAGEMENT BELIEVES THAT THE CONSIDERATION RECEIVED IN THE HUTCHINSON TRANSACTION WAS FAIR TO THE COMPANY AND ITS STOCKHOLDERS FOR SEVERAL REASONS.

    First, without regard to income tax considerations, the cash portion of the Purchase Price alone exceeded by approximately $890,000 the market value on the date of Closing, as reported on the Nasdaq National Market ("Nasdaq"), for all the outstanding Company Common Stock. On January 19, 1996, the date of Closing, the last reported sale price for a share of Company Common Stock was $3.75, for an aggregate market value for all outstanding Company Common Stock as reported on Nasdaq of approximately $21,369,000 on that date. Second, the Manufacturing Business operated in mature industries, and it was believed that without significantly increasing its future capital expenditures the Company would find it difficult to improve upon its operating performance. Third, the Manufacturing Business derived a significant amount of revenues from defense contracts, and the future impact of federal budget constraints upon governmental programs was uncertain to predict. Fourth, Hutchinson was a strategic purchaser of the

Manufacturing Business, a purchaser that the Company believed was intent upon entering the businesses in which the Company operated either by purchasing existing operations or by developing competing operations of its own. Hutchinson is larger and better financed than the Company, principally through its subsidiary relationship with TOTAL, one of the largest petro-chemical companies in the world. The Company believed that should Hutchinson enter the Manufacturing Businesses's markets independently and not through purchase of the Manufacturing Business itself, Hutchinson would constitute a formidable competitor in the industry to the detriment of the Company's future operations. Fifth, and lastly, insofar as Hutchinson was a strategic purchaser of the Manufacturing Business, the Company believed that in the event that the Company later decided to sell the Manufacturing Business it would not be able to obtain as favorable of a price for that business should a strategic purchaser not be subsequently available.

    At the time that it negotiated the Purchase Price for the Hutchinson Transaction, although the Company was not actively soliciting the sale of the Manufacturing Business, the Company was not aware of any other potential purchasers of the Manufacturing Business. Due to the fact that the Purchase Price offered by Hutchinson was believed to be quite favorable to the Company and its stockholders, the Company did not actively solicit additional potential purchasers for the Manufacturing Business at that time.

    The Company entered into and consummated the Hutchinson Transaction principally as a way to create additional value for its stockholders by obtaining an attractive price, 85% in cash, upon sale of the Manufacturing Business. Indeed, the net book value of the assets of the Manufacturing Business that were sold in the Hutchinson Transaction represented only approximately 87% of the net cash proceeds received alone.

    Following execution of the definitive sale agreement in connection with the Hutchinson Transaction, the Company's management sought to redirect the Company's business focus to the computer technology and telecommunications industries. See, "BUSINESS--History and Recent Acquisitions," above, for descriptions of the Company's acquisitions of ConnectSoft and Exodus, InterGlobe, Seattle OnLine and TechStar and Arcadia.

    Although the Company intends to acquire, or invest in, businesses other than ConnectSoft, Exodus, Interglobe, Seattle OnLine, TechStar and Arcadia in the future with the proceeds of the Hutchinson Transaction or other funds, at this time the Company has no other specific business or businesses which it intends, or is obligated, to purchase. In addition to the funding extended to all of its recently acquired businesses, the Company made a $450,000 principal four-month secured loan to a public company affiliated with Mr. Rubin which has been repaid, has invested $250,000 in a private placement of convertible indebtedness issued by an entity unaffiliated with Mr. Rubin and is currently considering other similar size investments in companies that are not affiliated with Mr. Rubin. None of ConnectSoft, Exodus, Interglobe, Seattle OnLine, TechStar or Arcadia was affiliated with Mr. Rubin prior to their acquisition by the Company.

    Management believes that receipt of the proceeds from sale of the Manufacturing Business increased stockholder value because the significant amount of cash made available to the Company for its acquisition program has permitted the acquisition of businesses which, over the long-term, are expected to generate higher levels of net income than that historically generated by the Manufacturing Business. In addition, the amount of cash resources now available to the Company should enable the Company to obtain favorable pricing for any future businesses that it decides to acquire. Finally, the Company intends to acquire businesses that operate in industries whose equity interests trade at higher multiples of net income per share in the public securities market than the Company's securities traded historically prior to the Hutchinson Transaction.

    As a result of all of the factors recited above with respect to the fairness of the terms of the Hutchinson Transaction to the Company and its stockholders, as well as the potential for increased stockholder value as a result of the application of proceeds from the Hutchinson Transaction, Management of the Company believes the Hutchinson Transaction to be in the best interests of the Company and its stockholders.

    The sale of the assets comprising the Manufacturing Business has been accounted for as discontinued operations.

    The Company is not in arrears with respect to the declaration and payment of dividends on its securities.

    As required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Company made all necessary filings with the Federal Trade Commission and received notification of early termination of the applicable waiting period by letter dated December 21, 1995. On December 8, 1995, the Company supplied a voluntary notice ("Exon Florio Notice") of the Hutchinson Transaction to the Department of the Treasury pursuant to Section 721 of Title VII of the Defense Production Act of 1950. By letter dated January 11, 1996, the Company received notice that there exist no issues of national security sufficient to warrant investigation of the Hutchinson Transaction and that all actions under the statute were favorably concluded.

    The Company's Common Stock is traded on Nasdaq under the trading symbol "AUGI". On November 24, 1995, the trading date immediately preceding public announcement of execution of the Sale Agreement, the high and low sale prices of the Company's Common Stock as reported on Nasdaq were $3.50 and $3.38, respectively.

    In connection with this transaction the Company did not, nor will it, transfer any of the 2,000,000 shares of common stock of its Western Power & Equipment Corp. subsidiary that it holds.

    The failure by Company stockholders to ratify the Hutchinson Transaction will neither cause the Hutchinson Transaction to be rescinded nor affect the effectiveness of the Hutchinson Transaction in any way. The Board of Directors has no plans for its future conduct, or for any effect on its consummation of the Hutchinson Transaction, should Company stockholders fail to ratify the Hutchinson Transaction.

    MANAGEMENT BELIEVES THE SALE OF THE COMPANY'S MANUFACTURING BUSINESS TO HUTCHINSON CORPORATION WAS IN THE BEST INTEREST OF THE COMPANY AND RECOMMENDS THAT IT BE RATIFIED.

IV. TO RATIFY THE ISSUANCE OF SHARES OF THE COMPANY'S SERIES B-1 CONVERTIBLE PREFERRED STOCK ISSUED IN CONNECTION WITH THE ACQUISITION OF OLD CONNECTSOFT, EFFECTIVE AS OF JULY 31, 1996.

    At the Meeting a vote will be taken on a proposal to ratify the issuance of 976,539 shares of the Company's Series B-1 Convertible Preferred Stock issued in connection with the acquisition of Old ConnectSoft, effective as of July 31, 1996. The terms of such issuance are discussed below.

    OLD CONNECTSOFT BUSINESS

    Prior to its acquisition by the Company, Old ConnectSoft was a provider of communications software applications and services in the Internet industry. Serving both businesses and consumers, the Old ConnectSoft provided an integrated array of commercial software development services, easy-to-use retail Internet software applications, and Internet access services to facilitate the use of the Internet and on-line services for communication and commerce.

    Founded in 1988, Old ConnectSoft provided Microsoft Windows-based, enterprise-wide, connectivity software development to some of the largest corporations in the U.S., including MCI Communications Corporation ("MCI"), United Parcel Service of America, Inc. ("UPS"), Microsoft Corporation ("Microsoft"), International Business Machines, Inc. ("IBM"), and Adobe Systems, Inc. ("Adobe"). In connection with such projects, Old ConnectSoft had developed a core expertise in communications and commerce software engineering that it had incorporated into a line of Internet software products. E-Mail Connection, which had been Old ConnectSoft's best-selling retail product, had its technology incorporated into proprietary products for MCI, America Online, Prodigy, and CompuServe.

    In May 1996, at the time that the Company and Old ConnectSoft executed a letter of intent with respect to the acquisition of Old ConnectSoft by the Company, Old ConnectSoft was in significant financial distress. As part of the proposed terms of acquisition, the Company agreed to support the Old ConnectSoft with up to $5 Million of post-acquisition working capital financing, and to support Old ConnectSoft prior to acquisition with an immediate working capital infusion in the form of a $1 Million line of credit. At the time of consummation of the acquisition, drawings by Old ConnectSoft under that line of credit stood at approximately $3.4 Million.

    ACQUISITION TERMS

    Effective July 31, 1996, the Company acquired, through a merger with an acquisition subsidiary of the Company (the "Merger"), all of the outstanding capital stock of Old ConnectSoft, Old ConnectSoft shareholders received, on a pro rata basis, an aggregate of approximately 976,539 shares of the Company's Series B-1 Preferred Stock (the "Preferred Stock"). Such Preferred Stock does not pay a dividend, is not subject to redemption, has a liquidation preference of $3.50 per share over the Company's common stock, $.01 par value (the "Company Common Stock"), and votes together with the Company Common Stock as a single class on the basis of one vote for one share. Each share of Preferred Stock is convertible into shares of Company Common Stock at the holder's option into a minimum of 976,539 shares of Company Common Stock and a maximum of 2,929,617 shares of Company Common Stock, based upon certain criteria. The Preferred Stock may be converted into shares of Company Common Stock as follows:

        (i) Each share of Preferred Stock may be converted, at any time, into one (1) share of Company Common Stock (a minimum of 976,539 shares of such Common Stock if all such shares of Preferred Stock are so converted);

        (ii) In the event that the "Combined Pre-Tax Income" (as defined) of any or all of the "Subject Entities" (as defined) in ANY ONE of the three fiscal years ending July 31, 1997, July 31, 1998, or July 31, 1999 (each a "Measuring Fiscal Year" and collectively, the "Measuring Fiscal Years"):

           (a) shall equal or exceed $3,000,000, each share of Preferred Stock may be converted into two shares of Company Common Stock (a maximum of 1,953,078 shares of such Common Stock if all such shares of Preferred Stock are so converted); or

           (b) shall equal or exceed $5,000,000, each share of Preferred Stock may be converted into three shares of Company Common Stock (a maximum of 2,929,617 shares of such Common Stock if all such shares of Preferred Stock are so converted).

    The "Subject Entities" include Old ConnectSoft and its consolidated subsidiaries (if any) and eXodus Technologies, Inc., as a direct majority-owned subsidiary of the Company, which has developed certain remote access computer software originated by Old ConnectSoft. The conversion ratio of the Preferred Stock shall be adjusted, such that each share of Preferred Stock may be converted into three shares of Company Common Stock, notwithstanding the levels of Combined Pre-Tax Income achieved, in the event that (i) the Company sells the assets or securities of any of the Subject Entities for consideration aggregating $5,000,000 or more, (ii) the Company consummates an initial public offering of the securities of any of the Subject Entities (an "IPO") resulting in gross proceeds in excess of $10,000,000, or in a market valuation for 100% of the issuer's common stock equaling or exceeding $50,000,000, or (iii) a transaction occurs with any third party (whether tender offer, merger, consolidation or other combination) with the result that no shares of Company common stock will be publicly traded on The NASDAQ Stock Market or any other national securities exchange. Following consummation of the Merger, the Company increased its aggregate funding commitments to ConnectSoft and its related companies to a minimum of $5.0 million.

    FAILURE OF COMPANY STOCKHOLDERS TO RATIFY THE ISSUANCE OF COMPANY SERIES B-1 PREFERRED STOCK TO OLD CONNECTSOFT SHAREHOLDERS IN CONNECTION WITH THE MERGER COULD RESULT IN THE DELISTING OF THE COMPANY'S COMMON STOCK FROM THE NASDAQ NATIONAL MARKET SYSTEM, OR FROM ANY NASDAQ TRADING SYSTEM, WITH THE RESULT BEING A DECREASE IN THE LIQUIDITY OF STOCKHOLDER INVESTMENTS IN THE COMPANY'S COMMON STOCK. THE SOLE PURPOSE FOR STOCKHOLDER RATIFICATION OF THE ISSUANCE OF SERIES B-1 PREFERRED STOCK TO OLD CONNECTSOFT SHAREHOLDERS IS TO AVOID DELISTING OF THE COMPANY'S COMMON STOCK FROM NASDAQ TRADING AS A RESULT OF THE INITIAL ISSUANCE BY NASDAQ OF A RULING, NOW UNDER APPEAL TO SO DELIST THE COMPANY'S COMMON STOCK AS A RESULT OF THE COMPANY'S ALLEGED FAILURE TO COMPLY WITH NASD MARKETPLACE RULES 4460(G) AND 4460(I). THOSE RULES REQUIRE THE COMPANY TO MAKE ANNUAL SOLICITATIONS OF PROXIES FOR VOTING AT ANNUAL SHAREHOLDER MEETINGS, AND TO SEEK SHAREHOLDER APPROVAL OF COMPANY ISSUANCES IN ANY SINGLE TRANSACTION OF VOTING SECURITIES WHICH ENTITLE THE HOLDERS THEREOF TO CAST TWENTY PERCENT OR MORE OF THE VOTES AT A MEETING OF SHAREHOLDERS. SHOULD STOCKHOLDERS FAIL TO RATIFY THE ISSUANCE OF SERIES B-1 PREFERRED STOCK TO OLD CONNECTSOFT STOCKHOLDERS AND THE COMPANY'S SECURITIES ARE DELISTED FROM NASDAQ TRADING, THERE IS NO GUARANTEE THAT THE COMPANY'S SECURITIES WILL BE INCLUDED FOR TRADING ON ANY OTHER SECURITIES EXCHANGE. SHOULD THE COMPANY'S COMMON STOCK NOT BE INCLUDED FOR TRADING ON NASDAQ OR ANY OTHER SECURITIES EXCHANGE, TRADING IN THE COMPANY'S COMMON STOCK WOULD BE SUBJECT TO THE "PENNY STOCK" TRADING RULES. AMONG OTHER THINGS, THE PENNY STOCK RULES MAKE IT MORE DIFFICULT TO COMPLETE SOLICITED TRANSACTIONS IN AN AFFECTED SECURITY, WITH THE RESULT BEING A FAR LESS LIQUID MARKET FOR COVERED SECURITIES. SHOULD THE COMPANY'S SECURITIES BECOME SUBJECT TO THE PENNY STOCK RULES, IT IS MOST LIKELY THAT MARKET PRICES FOR THE COMPANY'S SECURITIES WILL BE DEPRESSED, RESULTING IN A LOSS OF STOCKHOLDER VALUE TO COMPANY STOCKHOLDERS.

    THE COMPANY'S MANAGEMENT BELIEVES THAT IT IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS THAT STOCKHOLDERS RATIFY THE ISSUANCE OF SERIES B-1 PREFERRED STOCK TO OLD CONNECTSOFT SHAREHOLDERS.

    The failure by Company stockholders to ratify the issuance of Series B-1 Preferred Stock to Old ConnectSoft stockholders will neither cause the Old ConnectSoft Merger to be rescinded nor affect the effectiveness of the Old ConnectSoft Merger in any way. The Board of Directors has no plans to affect consummation of the Old ConnectSoft Merger should Company stockholders fail to ratify the issuance of Series B-1 Preferred Stock to Old ConnectSoft shareholders.

FINANCIAL INFORMATION CONCERNING OLD CONNECTSOFT ACQUISITION

                               CONNECTSOFT, INC.

                              FINANCIAL STATEMENTS

                     WITH REPORT OF INDEPENDENT ACCOUNTANTS

                            AS OF DECEMBER 31, 1995
                       AND 1994 AND FOR EACH OF THE THREE
                         YEARS ENDED DECEMBER 31, 1995

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
ConnectSoft, Inc.

We have audited the accompanying balance sheets of ConnectSoft, Inc. as of December 31, 1995 and 1994 and the related statements of operations, shareholders' equity (deficit) and cash flows for each of the three years ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ConnectSoft, Inc. as of December 31, 1995 and 1994 and the results of its operations and its cash flows for each of the three years ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Note 12 to the financial statements, in 1996 the Company was acquired by American United Global, Inc.

COOPERS & LYBRAND L.L.P.
Seattle, Washington
October 19, 1996

                               CONNECTSOFT, INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1994

                                                                                            1995          1994
                                                                                        ------------  ------------
                                       ASSETS:
Current assets:
Cash..................................................................................  $     68,623  $    --
Restricted cash.......................................................................       --            105,683
Accounts receivable, net of allowance for doubtful accounts of $134,279 and $4,000,
  respectively........................................................................       303,281     1,796,633
Inventories, net......................................................................       135,325       210,757
Prepaid expenses......................................................................        34,246        35,056
                                                                                        ------------  ------------
        Total current assets..........................................................       541,475     2,148,129
Property and equipment, net...........................................................     2,340,550       881,805
Restricted cash.......................................................................       --            430,812
Capitalized software costs, net of accumulated amortization of $979,221 and $213,180,
  respectively........................................................................       926,690     1,390,173
Operating lease deposits..............................................................       153,793       132,459
Other assets..........................................................................       514,277        30,367
                                                                                        ------------  ------------
        Total assets..................................................................     4,476,785     5,013,745
                                                                                        ------------  ------------
                                                                                        ------------  ------------
                    LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable......................................................................     2,413,665     1,699,490
Billings in excess of revenues earned.................................................       412,288       588,810
Accrued liabilities...................................................................       485,967       278,748
Current portion, capital lease obligations............................................       825,844       196,960
Current portion, long-term debt.......................................................       --            108,052
Line of credit........................................................................     4,109,122       --
                                                                                        ------------  ------------
        Total current liabilities.....................................................     8,246,886     2,872,060
                                                                                        ------------  ------------
Long-term debt, less current portion..................................................       --            400,000
Capital lease obligations, less current portion.......................................     1,279,033       352,586
                                                                                        ------------  ------------
                                                                                        ------------  ------------
        Total long-term obligations...................................................     1,279,033       752,586
                                                                                        ------------  ------------
        Total liabilities.............................................................     9,525,919     3,624,646
                                                                                        ------------  ------------
Commitments and contingencies
Shareholders' equity (deficit):
Convertible preferred stock:
Series A, $0.001 par value; 1,796,873 shares authorized, issued and outstanding.......         1,797         1,797
Series B, $0.001 par value; 600,000 shares authorized; no shares issued or -
  outstanding.........................................................................       --            --
Series C, $0.001 par value; 2,412,625 shares authorized; 1,832,632 shares issued and
  outstanding.........................................................................         1,832         1,832
Series D, $0.001 par value; 5,667,368 shares authorized; no shares issued or
  outstanding.........................................................................       --            --
Common stock, no par value; 30,000,000 shares authorized; 6,119,773 and 5,772,895
  issued and outstanding at December 31, 1995 and 1994, respectively..................       474,075       453,580
Additional paid-in capital............................................................     2,057,960     2,057,960
Accumulated deficit...................................................................    (7,584,798)   (1,126,070)
                                                                                        ------------  ------------
Total shareholders' equity (deficit)..................................................    (5,049,134)    1,389,099
                                                                                        ------------  ------------
Total liabilities and shareholders' equity (deficit)..................................     4,476,785     5,013,745
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    The accompanying notes are an integral part of the financial statements.

                               CONNECTSOFT, INC.

                            STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                            1995           1994          1993
                                                                        -------------  ------------  -------------
Revenues:
Contract services.....................................................  $   3,201,437  $  4,418,859  $   1,967,830
Retail products.......................................................      8,429,564     3,307,016        201,187
Total revenues........................................................     11,631,001     7,725,875      2,169,017
                                                                        -------------  ------------  -------------
Cost of sales:
Contract services.....................................................      3,848,269     2,726,879      1,577,167
Retail products.......................................................      1,296,470       340,650         81,269
                                                                        -------------  ------------  -------------
Total cost of sales...................................................      5,144,739     3,067,529      1,658,436
                                                                        -------------  ------------  -------------
Gross profit..........................................................      6,486,262     4,658,346        510,581
                                                                        -------------  ------------  -------------
Operating expenses:
Product development...................................................      4,834,843       479,148        464,137
Sales and marketing...................................................      3,158,010     1,606,162        406,369
General and administrative............................................      3,211,772     1,904,238        857,847
                                                                        -------------  ------------  -------------
Total operating expenses..............................................     11,204,625     3,989,548      1,728,353
                                                                        -------------  ------------  -------------
Operating income (loss)...............................................     (4,718,363)      668,798     (1,217,772)
                                                                        -------------  ------------  -------------
Other income (expense):
Interest expense......................................................       (628,045)     (121,519)      (103,241)
Loss on factored receivables..........................................       (190,117)      (94,566)       (26,826)
Other.................................................................       (922,203)                       4,686
                                                                        -------------  ------------  -------------
Total other expense...................................................     (1,740,365)     (216,085)      (125,381)
                                                                        -------------  ------------  -------------
Net income (loss).....................................................  $  (6,458,728) $    452,713  $  (1,343,153)
                                                                        -------------  ------------  -------------
                                                                        -------------  ------------  -------------

    The accompanying notes are an integral part of the financial statements.

                               CONNECTSOFT, INC.

                  STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                      CLASS A PREFERRED      CONVERTIBLE PREFERRED
                                                            STOCK                    STOCK                COMMON STOCK
                                                   -----------------------  -----------------------  ----------------------
                                                     SHARES      AMOUNT        SHARES      AMOUNT      SHARES      AMOUNT
                                                   ----------  -----------  ------------  ---------  ----------  ----------
Balances at January 1, 1998......................      50,000  $   100,000       --       $  --         231,367  $   83,860
Dividends paid to Class A Preferred
  shareholders...................................      --          --            --          --          --          --
Conversion of Class A
Preferred Stock to Common Stock..................     (50,000)    (100,000)      --          --         500,000     100,000
Exercise of Common Stock options.................      --          --            --          --          43,113         425
Common Stock issued to independent contractors...      --          --            --          --           2,804      11,200
Conversion of promissory notes to Common Stock...      --          --            --          --          18,500      39,000
Conversion of employee deferred wages notes
  payable to Common Stock........................      --          --            --          --          13,787      55,149
Sale of Common Stock.............................      --          --            --          --          13,525     129,945
Increase in the number of common shares
  outstanding resulting from 5 for 1 stock
  split..........................................      --          --            --          --       5,223,352      --
Sale of Series A Convertible Preferred Stock, net
  of $61,420 issuance costs......................      --          --          1,347,655      1,348      --          --
Net loss.........................................      --          --            --          --          --          --
                                                   ----------  -----------  ------------  ---------  ----------  ----------
Balance at December 31, 1993.....................      --          --          1,347,655      1,348   5,596,448     419,579
Exercise of Common Stock options.................      --          --            --          --         176,447      34,001
Sale of Series A Convertible Preferred Stock, net
  of $7,293 issuance costs.......................      --          --            449,218        449      --          --
Sale of Series C Convertible Preferred Stock, net
  of $91,513 issuance costs......................      --          --          1,832,632      1,832      --          --
Dividends paid to Series A Preferred
  Shareholders...................................      --          --            --          --          --          --
Net income.......................................      --          --            --          --          --          --
                                                   ----------  -----------  ------------  ---------  ----------  ----------
Balances at December 31, 1994....................      --          --          3,629,505      3,629   5,772,895     453,580
Exercise of Common Stock options.................      --          --            --          --          --          --
Net loss.........................................      --          --            --          --          --          --
                                                   ----------  -----------  ------------  ---------  ----------  ----------
Balances at December 31, 1995....................              $               3,629,505  $   3,629   6,119,773  $  474,075
                                                   ----------  -----------  ------------  ---------  ----------  ----------
                                                   ----------  -----------  ------------  ---------  ----------  ----------

                               CONNECTSOFT, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                     ADDITIONAL                            TOTAL SHAREHOLDERS'
                                                       PAID-IN          ACCUMULATED               EQUITY
                                                       CAPITAL            DEFICIT               (DEFICIT)
                                                  -----------------  ------------------  ------------------------
Balances at January 1, 1993.....................    $    --            $     (218,806)        $      (34,946)
Dividends paid to Class A Preferred
  shareholders..................................         --                    (5,184)                (5,184)
Conversion of Class A Preferred Stock to Common
  Stock.........................................         --                  --                     --
Exercise of Common Stock options................         --                  --                          425
Common Stock issued to independent
  contractors...................................         --                  --                       11,200
Conversion of promissory notes to Common
  Stock.........................................         --                  --                       39,000
Conversion of employee deferred wages notes
  payable to Common Stock.......................         --                  --                       55,149
Sale of Common Stock............................         --                  --                      129,945
Increase in the number of common shares
  outstanding resulting from 15 for 1 stock
  split.........................................         --                  --                     --
Sale of Series A Convertible Preferred Stock,
  net of $61,420 issuance costs.................          687,232            --                      688,580
Net loss........................................         --                (1,343,153)            (1,343,153)
                                                  -----------------  ------------------          -----------
Balance at December 31, 1993....................          687,232          (1,567,143)              (458,984)
Exercise of Common Stock options................         --                  --                       34,001
Sale of Series A Convertible Preferred Stock,
  net of $7,293 issuance costs..................          242,258            --                      242,707
Sale of Series C Convertible Preferred Stock,
  net of $91,513 issuance costs.................        1,128,470            --                    1,130,302
Dividends paid to Series A Preferred
  Shareholders..................................         --                   (11,640)               (11,640)
Net income......................................         --                   452,713                452,713
                                                  -----------------  ------------------          -----------
Balances at December 31, 1994...................        2,057,960          (1,126,070)             1,389,099
Exercise of Common Stock options................         --                  --                       20,495
Net loss........................................         --                (6,458,728)            (6,458,728)
                                                  -----------------  ------------------          -----------
Balances at December 31, 1995...................    $   2,057,960      $   (7,584,798)        $   (5,049,134)
                                                  -----------------  ------------------          -----------
                                                  -----------------  ------------------          -----------

    The accompanying notes are an integral part of the financial statements.

                               CONNECTSOFT, INC.

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                           1995           1994           1993
                                                                       -------------  -------------  -------------
Cash flow from operating activities:
  Net income (loss)..................................................  $  (6,458,728) $     452,713  $  (1,343,153)
Adjustments to reconcile net income (loss) to net cash provided by
  (used in) operating activities:
  Provision for doubtful accounts....................................        130,279        (22,950)        26,950
Depreciation and amortization........................................      1,902,006        336,862         95,555
Inventory allowance..................................................         89,956       --             --
Changes in:
  Accounts receivable................................................      1,221,682     (2,079,090)        84,131
  Inventories........................................................        (14,524)      (187,413)       (10,916)
  Prepaid expenses...................................................            811        (13,540)        34,631
  Operating lease deposits...........................................        (21,334)      (110,849)        (8,232)
  Other assets.......................................................       (220,000)       (10,000)        31,079
  Accounts payable...................................................        375,675      1,392,438        240,007
  Accrued liabilities................................................        207,219         87,664        395,441
  Billings in excess of revenue earned...............................       (176,522)       588,810       --
                                                                       -------------  -------------  -------------
  Net cash provided by (used in) operating activities................     (2,963,480)       434,645       (454,507)
                                                                       -------------  -------------  -------------
Cash flows from investing activities:
  Purchase of property and equipment.................................       (118,095)      (346,749)       (48,213)
  Capitalized software development costs.............................       (733,708)    (1,164,440)      (361,694)
                                                                       -------------  -------------  -------------
    Net cash used in investing activities............................       (851,803)    (1,511,189)      (409,907)
                                                                       -------------  -------------  -------------

Cash flows from financing activities:
  Proceeds from line of credit.......................................      4,109,122        200,000        185,911
  Payment of line of credit..........................................       --             (420,000)      --
  Proceeds from shareholder note payable.............................       --              545,000         40,032
  Payment of notes payable to shareholders...........................       --             (585,032)      (193,082)
  Proceeds from long-term debt.......................................       --              800,000       --
  Payment of long-term debt..........................................       (500,000)      (666,532)      --
  (Increase) decrease in restricted cash.............................        536,495       (536,495)      --
  Bank overdrafts....................................................       --               10,335       --
  Payment of capital lease obligations...............................       (415,545)       (86,089)       (26,398)
  Payments of notes payable to employees.............................         (8,052)      --             --
  Issuance of convertible preferred stock, net of issuance costs.....       --            1,373,009        688,580
  Issuance of common stock...........................................         20,495         34,001        141,570
  Payment of dividends...............................................       --              (11,640)        (5,184)
    Net proceeds from factored receivables...........................        141,391        399,937       --
                                                                       -------------  -------------  -------------
    Net cash provided by financing activities........................      3,883,906      1,056,494        831,429
Net increase in cash.................................................         68,623        (20,050)       (32,985)
Cash, beginning of year..............................................       --               20,050         53,035
                                                                       -------------  -------------  -------------
Cash, end of year....................................................  $      68,623       --        $      20,050
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                               CONNECTSOFT, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION:

                                                                           1995           1994           1993
                                                                       -------------  -------------  -------------

 Cash paid during the year for:

    Interest.........................................................  $     398,512  $     240,011  $      94,466
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

Noncash investing and financing activities:
  Property and equipment acquired with capital lease obligations.....  $   1,970,876  $     571,806  $      44,200
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

  Unpaid employee compensation converted to promissory notes.........       --        $       5,625       --
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

  Accounts and notes payable exchanged for common stock..............       --             --        $      94,149
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

    The accompanying notes are an integral part of the financial statements.

                               CONNECTSOFT, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF THE COMPANY

    Connectsoft, Inc., previously Adonis Corporation (the "Company") was founded in 1988. The Company has been engaged in two primary business activities as follows:

    CONTRACT SERVICES: The contract services business was founded in 1988 and the Company grew to be one of the premier providers of MicroSoft Windows-based contract programming services. These services were marketed directly to the PC industry, peripheral manufacturers and corporate information services departments. In 1996, the Company discontinued this business.

    RETAIL PRODUCTS: In 1990, the Company expanded the scope of its business with the publication of Company developed application software. Through retail products divisions, the Company markets a family of Windows-based telecommunication programs for accessing on-line information services. Included in the Company's line of products are E-mail connection software and children's E-mail and Internet connection products.

PROPERTY AND EQUIPMENT

    Furniture and equipment are stated at cost and depreciated using the straight-line method over estimated useful lives ranging from 3 to 5 years. Tenant improvements are depreciated over the term of the facility lease or useful life, whichever is shorter. Expenditures for additions and improvements are capitalized; expenditures for maintenance and repairs are expensed as incurred. Gains and losses on assets, retired or otherwise disposed of, are reflected in operations.

INVENTORIES

    Inventories are stated at the lower of first-in, first-out ("FIFO") cost or market and consist of the following at December 31:

                                                                           1995        1994
                                                                        ----------  ----------
Materials.............................................................  $  211,124  $  164,914
Finished goods........................................................      14,157      45,843
Obsolescence allowance................................................     (89,956)     --
                                                                        ----------  ----------
                                                                        $  135,325  $  210,757
                                                                        ----------  ----------
                                                                        ----------  ----------

RESTRICTED CASH

    At December 31, 1994 the Company had a certificate of deposit in the amount of $500,000 plus accrued interest which was pledged as collateral on long-term debt. The CD had an interest rate of 4.75% and it matured on April 10, 1995. At December 31, 1994 the Company also had a certificate of deposit in the amount of $30,812 plus accrued interest which was pledged as collateral on a capital lease. The CD had an interest rate of 3.50% for the first three months and was adjusted every three months thereafter and matured on June 10, 1995. All of the Company's restricted cash was held at one financial institution.

                               CONNECTSOFT, INC.

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) SOFTWARE DEVELOPMENT COSTS

    Software development costs incurred in conjunction with product development are charged to product development expense until technological feasibility is established. Thereafter, all software product development costs are capitalized and reported at the lower of unamortized cost or net realizable value of each product. The establishment of technological feasibility and the on-going assessment of the recoverability of costs require considerable judgment by the Company with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life and changes in software and hardware technology. After consideration of the above factors, the Company amortizes capitalized software costs for each software product using the straight-line method over the estimated economic life of the software.

INCOME TAXES

    Deferred tax assets and liabilities are recorded for differences between the financial statement and tax bases of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period.

FINANCIAL INSTRUMENTS

    The carrying amounts of cash and accounts receivable approximate fair value due to their short-term maturities. The carrying value of the Company's line of credit balance approximates its estimated fair value because the rate of interest on the line of credit approximates current interest rates for similar obligations with like maturities.

REVENUE RECOGNITION

    CONTRACT SERVICES: During the years ended December 31, 1995, 1994 and 1993, the Company entered into both "Time and Materials" and "Fixed Bid" contracts with customers. Revenue on these contracts is recognized using the percentage-of-completion contract accounting method, or on a completed contract basis, in accordance with the American Institute of Certified Public Accountant's statement of position SOP 91-1, Software Revenue Recognition ("SOP 91-1").

    RETAIL PRODUCTS: Revenue from sales of software products to end-users and distributors is recognized upon product shipment, net of an allowance for returns. The Company permits customers to return products within certain specified periods. The Company also licenses products to original equipment manufacturers ("OEM") and recognizes royalties in accordance with SOP 91-1.

CONCENTRATION OF CREDIT RISK

    The Company provides contract services to PC users and manufacturers, and corporate information services departments who are located primarily in the United States. Concentrations of credit risk with respect to trade receivables are limited to the Company's diverse customer base. The Company closely monitors extensions of credit and has never experienced significant credit losses.

                               CONNECTSOFT, INC.

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) PRIVATE PLACEMENT AND ACQUISITION COSTS

    During 1995 the Company incurred $441,623 associated with certain abandoned equity offering and financing transactions. Such costs have been charged to operations. Also, during 1995 the Company incurred $487,726 associated with an abandoned acquisition transaction. Such costs have been charged to operations.

USE OF ESTIMATES AND ASSUMPTIONS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates and assumptions.

    It is reasonably possible that the estimates of anticipated future gross revenues and the remaining estimated economic life of the Company's products used to calculate amortization of software development costs may be reduced significantly in the near term. As a result, the carrying amount of the capitalized software costs may be reduced materially in the near term.

RECLASSIFICATIONS

    Certain balances in the 1994 financial statements have been reclassified to conform to the 1995 presentation. These reclassifications had no effect on the net income (loss) or shareholder's equity (deficit) as previously reported.

2. ACCOUNTS RECEIVABLE:

    At December 31, accounts receivable consisted of the following:

                                                                         1995         1994
                                                                      ----------  ------------
Receivables assigned to factor......................................  $  182,833  $    769,200
Less advances from factor...........................................    (141,391)     (399,938)
Funds in excess of reserve requirements.............................       3,125        24,595
                                                                      ----------  ------------
    Due from factor.................................................      44,567       393,857

Accounts receivable.................................................     392,993     1,406,776
Allowance doubtful accounts.........................................    (134,279)       (4,000)
                                                                      ----------  ------------
                                                                      $  303,281  $  1,796,633
                                                                      ----------  ------------
                                                                      ----------  ------------

    In May 1993, the Company entered into an agreement with an investment company to secure short-term financing by factoring accounts receivable. Under this agreement, the Company is permitted to receive up to 80% of pre-approved receivables and 65% of retail product receivables assigned on a recourse basis. The remaining balances are retained by the investment company as a reserve against losses and are refunded to the Company following receipt of Company's payment. Receivables sold are collateralized by all owned assets of the Company and are personally guaranteed by an officer of the

                               CONNECTSOFT, INC.

2. ACCOUNTS RECEIVABLE: (CONTINUED)
Company. Approximately $2,775,000 and $2,015,000 of accounts receivable were sold during 1995 and 1994, respectively.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consist of the following at December 31:

                                                                         1995         1994
                                                                     ------------  ----------
Computer equipment.................................................  $    219,820  $  126,184
Computer and other equipment under capital leases..................     2,586,882     646,930
Furniture and fixtures.............................................       204,253     184,657
Tenant improvements................................................       144,993     140,128
                                                                     ------------  ----------
                                                                        3,155,948   1,097,899
Less accumulated depreciation and amortization (includes
  accumulated amortization of capital leases of $565,153 and
  $115,212 for 1995 and 1994, respectively)........................      (815,398)   (216,094)
                                                                     ------------  ----------
                                                                     $  2,340,550  $  881,805
                                                                     ------------  ----------
                                                                     ------------  ----------

4. OTHER ASSETS:

    During 1995 the Company entered into software license agreements with two software development companies to use their software in products the Company develops. The license fees under the agreements were $510,000 and are amortized on a straight-line method over the estimated economic life of the software products. The Company is also required to pay certain other license and maintenance fees under the agreements which are expensed when incurred.

5. LINE OF CREDIT:

    On September 20, 1995, the Company entered into a $3,000,000 line of credit agreement with a major customer, with interest at 17% and principal and accrued interest due on December 31, 1995. At December 31, 1995, the Company had borrowed $3,000,000 under this loan agreement.

    On November 1, 1995, the Company entered into another loan agreement with the major customer for additional borrowings up to a maximum of $3,000,000 with interest at 17% and principal and accrued interest due January 1996. The note was personally guaranteed by the President and majority shareholder of the Company and collateralized by a first lien on all of the capital stock of the Company owned by the President and majority stockholder. At December 31, 1995, the Company had borrowed $1,109,122 under this loan agreement.

    In connection with the acquisition of the Company discussed in Note 12, the line of credit debt was settled for $2,000,000 which resulted in debt and interests forgiveness of $2,558,246.

                               CONNECTSOFT, INC.

6. LONG-TERM DEBT:

    At December 31, 1994 long-term debt was as follows:

Term loan payable to bank, monthly interest only payments bearing interest at the CD rate plus 2% (6.75% at December 31, 1994)....  $ 500,000

Notes payable to employees, bi-weekly principal and interest
  payments, bearing interest at 18%, due i June 1995..............      8,502
                                                                    ---------
                                                                      508,052
Less current portion..............................................   (108,052)
                                                                    ---------
                                                                    $ 400,000
                                                                    ---------
                                                                    ---------

7. COMMITMENTS AND CONTINGENCIES:

LEASE OBLIGATIONS

    At December 31, 1995, the Company was obligated under capital leases for computer hardware and other capital equipment and furniture utilized in its operations. The Company also is obligated under operating leases for its office space. Subsequent to December 31, 1995, the Company entered into new operating lease agreements and modified the terms on other operating leases. Future minimum lease payments under capital and operating leases, including the new and revised leases, are as follows:

                                                                 CAPITAL
                                                                 LEASES      OPERATING LEASES
                                                              -------------  ----------------
1996........................................................   $ 1,068,865     $    668,289
1997........................................................       971,018          661,720
1998........................................................       454,279          525,198
1999........................................................        15,204          394,564
2000........................................................       --               400,143
Thereafter..................................................       --               349,492
                                                              -------------  ----------------
Total minimum lease payments................................   $ 2,509,366     $  2,999,406
                                                                             ----------------
                                                                             ----------------
Lease amount representing interest..........................      (404,489)
                                                              -------------
Present value of net minimum lease payment..................   $ 2,104,877
                                                              -------------
                                                              -------------

Rent expense for 1995, 1994 and 1993 was $615,143, $299,537 and $139,820,
respectively.

CONTINGENCIES

    The Company is involved in various legal matters arising in the normal course of business. Although the outcome of these matters is not determinable at this time, management believes that the ultimate outcomes will not have a material adverse effect on the Company's financial position or results of operations.

8. INCOME TAXES:

    Due to net taxable losses incurred, the Company did not record any Federal income tax expense or benefit for 1995, 1994 or 1993. Deferred income taxes reflect the net tax effects of temporary differences

                               CONNECTSOFT, INC.

8. INCOME TAXES: (CONTINUED)
between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

    The significant components of the Company's deferred income tax assets and liabilities are as follows:

                                                                            DECEMBER 31
                                                                      ------------------------
                                                                          1995         1994
                                                                      ------------  ----------
Deferred income tax assets:
  Tax loss carry forwards...........................................  $  2,177,727  $  754,988
  Capitalized software costs........................................       276,045      --
  Accrued liabilities...............................................        47,413      36,818
  Allowance for doubtful accounts receivable........................        45,655      --
  Inventory.........................................................        42,779      46,880
  Other.............................................................         8,290       5,938
                                                                      ------------  ----------
Deferred income tax assets..........................................     2,597,909     844,624
                                                                      ------------  ----------
                                                                      ------------  ----------
Deferred income tax liability:
  Depreciation......................................................       (48,332)     (5,400)
  Capitalized software costs........................................       --         (454,859)
                                                                      ------------  ----------
  Deferred income tax liability.....................................       (48,332)   (460,259)
                                                                      ------------  ----------
  Valuation allowance...............................................    (2,549,577)   (384,365)
                                                                      ------------  ----------
Net deferred income tax assets......................................  $    --       $   --
                                                                      ------------  ----------
                                                                      ------------  ----------

    As a result of the acquisition of the Company by American United Global, Inc. in 1996 (see Note 12), there is a limitation of use on the Company's tax loss carryforwards. Because of the limitation and because of the Company's prior operating results, full valuation allowances have been recorded at December 31, 1995 and 1994. The net deferred tax asset will be realized when future taxable income is earned.

    The Company has net operating loss carryforwards of approximately $6,406,000 with expiration dates through fiscal year 2010.

9. CAPITAL STOCK:

    RECAPITALIZATION: Effective September 23, 1993, the shareholders approved a recapitalization of the Company's capital structure and increased authorized shares of common stock to 30,000,000 shares. In addition, a 15-for-1 stock split was authorized for all outstanding securities. The recapitalization resulted in the conversion of 50,000 shares of Class A preferred stock into common stock on a one-for-one basis and authorized payment of dividends totaling $11,640 to the preferred shareholders.

    PREFERRED STOCK: On November 12, 1993, the shareholder's authorized 1,796,873 shares of Series A Convertible Preferred Stock and 600,000 shares of Series B Convertible Preferred Stock. A shareholder has an option to purchase the 600,000 shares of Series B Convertible Preferred Stock at approximately $0.83 per share for a total investment of $500,000.

    On December 14, 1993, the Company issued 1,347,655 shares of Series A Convertible Preferred Stock to a corporate investor at approximately $0.55 per share.

                               CONNECTSOFT, INC.

9. CAPITAL STOCK: (CONTINUED)
    On August 9, 1994, the shareholders authorized 2,412,625 shares of Series C Convertible Preferred Stock and 5,667,368 shares of Series D Convertible Preferred Stock. On August 9, 1994, a corporate investor purchased 1,832,632 shares of Series C Convertible Preferred Stock at approximately $0.67 per share. In connection with the Series C Convertible Preferred Stock financing, the Company issued 579,993 options to acquire Series C Preferred Stock at $.67 per share to an existing shareholder, and extended the expiration date of the 600,000 Series B options from June 30, 1994 to 60 days after the delivery of the 1994 financial statements. The Series C options expire 60 days after the delivery of the 1995 financial statements. The Board of Directors has the authority to issue Series D stock without the consent of Series A and B stockholders. The Series D stock must be issued for consideration of not less than $0.8333 per share, and is convertible into not more than 5,667,368 shares of common stock as determined by the Board of Directors.

    The Preferred Series A, B and C Shares are convertible at the holders' option any time up to December 31, 1999 into common stock of the Company on a 1-to-1 basis. The conversion ratio will be adjusted under certain circumstances, as defined by the agreements. Terms of the Preferred Stock Purchase Agreement limit dividend payments, provide anti-dilution protection, provide right of first negotiation on proposed equity and debt financing and prohibit authorization of any senior class of equity instrument without approval. Series A and B have the right, voting as a class separate from the holders of common stock, to elect a director. The holders of Series C, voting as a class, have the right to elect a director. Series A, B and C have equal rights and rights ahead of Series D Preferred Stock with respect to liquidation. In the event of liquidation, Series A, B and C preferred shareholders will be entitled to receive an amount equal to the purchase price for each share owned, dividends declared but unpaid, and a premium amount equal to 12%, compounded annually, from date of issuance on the purchase price of the preferred shares. Any assets remaining after payment of the preferred liquidation preference, if any, will be distributed to the holders of the preferred and common stock in proportion to the number of common shares held after conversion adjustments.

    On January 13, 1994, the same corporate investor purchased an additional 449,218 shares of Series A Convertible Preferred Stock at approximately $0.55 per share.

EMPLOYEE STOCK OPTION PLAN

    The Company has stock option plans which provide for nonqualified and incentive stock options for officers, employees, directors and consultants. Shares of common stock reserved for the plan total 5,750,000. Options granted under the plan generally become exercisable, at a rate of 33% per year from the date of grant, are dependent on the optionee's continuous employment, and expire 10 years from the date of grant or three months subsequent to termination. Stock options are issued at prices equal to the estimated fair market value at the date of grant. Proceeds received upon the exercise of stock options are credited to the common stock account.

                               CONNECTSOFT, INC.

9. CAPITAL STOCK: (CONTINUED)
    Stock option activity and option price information for the years ended December 31, 1995, 1994 and 1993, is summarized as follows:

                                                                              OUTSTANDING STOCK OPTIONS
                                                                              -------------------------
                                                                              NUMBER OF   OPTION PRICE
                                                                                SHARES        RANGE
                                                                              ----------  -------------
Balance, January 1, 1993....................................................   2,449,875   $0.01-0.18
  Granted...................................................................     710,125   $0.20-0.67
  Exercised.................................................................    (646,695)  $0.01-0.20
  Canceled..................................................................    (265,500)  $0.13-0.27
                                                                              ----------
Balance, December 31, 1993..................................................   2,247,805   $0.01-0.67
  Granted...................................................................     195,000   $0.67-0.83
  Exercised.................................................................    (176,447)  $0.13-0.67
  Canceled..................................................................    (152,708)  $0.13-0.67
                                                                              ----------
Balance, December 31, 1994..................................................   2,113,650   $0.01-0.83
  Granted...................................................................     563,350      $2.80
  Exercised.................................................................    (346,878)  $0.01-0.83
  Canceled..................................................................    (364,652)  $0.20-2.80
                                                                              ----------
Balance, December 31, 1995..................................................   1,965,470   $0.01-2.80
                                                                              ----------
                                                                              ----------

At December 31, 1995 and 1994, 1,860,097 and 58,795 shares are available for future grant. Total shares exercisable at December 31, 1995 and 1994 are 1,796,062 and 1,815,395, respectively.

10. 401(K) PROFIT SHARING PLAN:

    Effective May 1, 1994, the Company adopted a 401(k) Retirement and Profit Sharing Plan (the "Plan"). The Plan covers all full time employees who have completed three consecutive months of service and are at least 18 years of age. Under the terms of the Plan, participants may contribute up to 15% of gross wages up to the statutory limits. The Company made no contributions to the Plan during 1995 and 1994.

11. MAJOR CUSTOMERS:

    The Company's largest contract services customer accounted for approximately 23% and 55% of total revenues in 1995 and 1994, respectively. The Company's largest retail products customer accounted for approximately 63% and 29% of total revenues during 1995 and 1994, respectively. Revenues from three principal customers from contract services in 1993 accounted for 16.1%, 17.2%, and 20% of total revenues.

12. SUBSEQUENT EVENTS:

    In April 1996, the Company entered into a letter of intent agreement and plan of merger with American United Global, Inc., a Delaware corporation ("AUGI"). The merger was completed with a final merger agreement dated June 28, 1996 and approved by the Company's shareholders on July 31, 1996. Under the merger agreement, the record owners of all outstanding fully diluted equity of the Company will receive a proportional amount of 1,000,000 shares of Series B Convertible Preferred stock of AUGI. The record owners of all outstanding fully diluted equity of the Company prior to the merger will be all

                               CONNECTSOFT, INC.

12. SUBSEQUENT EVENTS: (CONTINUED)
stockholders of the Company after giving effect to the conversion and exercises of warrants and vested stock options. The AUGI preferred shares have a par value of $.01, do not pay a dividend, are not subject to redemption, have a liquidation preference over AUGI's common stock of $3.50 per share, vote together with AUGI common stock and are convertible into AUGI common stock at a variable conversion rate depending upon future income earned by AUGI from business operations engaged in by the Company at the time of acquisition. The conversion rate can vary from one-to-one to one-to-three.

    In connection with the acquisition, AUGI paid certain debt of the Company and agreed to make advances to the Company totaling $5 million including amounts advanced at the time of the acquisition.

                          AMERICAN UNITED GLOBAL, INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

    The Unaudited Pro Forma Combined Statement of Operations of American United Global, Inc. for the year ended July 31, 1996 gives effect to the acquisition by the Company of the business of ConnectSoft, Inc. as if such business were acquired on August 1, 1995. The Unaudited Pro Forma Combined Statement of Operations does not give effect to any changes in the operations of ConnectSoft, Inc. following such acquisition.

    The Unaudited Pro Forma Combined Statement of Operations is presented for informational purposes only and does not purport to represent what the Company's results of operations for the year ended July 31, 1996 would actually have been had the applicable acquisition, in fact, occurred on August 1, 1995, or the Company's results of operations for any future period.

              UNAUDITED COMBINED PRO FORMA STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JULY 31, 1996

                                                                                      PRO FORMA
                                                           AUGI        CONNECTSOFT   ADJUSTMENTS     COMBINED
                                                      --------------  -------------  -----------  --------------
Net sales...........................................  $  106,555,000  $   6,723,000               $  113,278,000
Cost of goods sold..................................      93,906,000      2,492,000                   96,398,000
                                                      --------------  -------------  -----------  --------------
Gross profit........................................      12,649,000      4,231,000                   16,880,000
Selling, general and administrative.................       7,864,000      6,007,000     146,000       14,017,000
Stock option compensation...........................       1,671,000                                   1,671,000
Research and development............................      10,295,000      3,914,000     657,000       14,866,000
                                                      --------------  -------------  -----------  --------------
Operating (loss)....................................      (7,181,000)    (5,690,000)   (803,000)     (13,674,000)
Interest expense, net...............................       1,137,000      1,277,000                    2,414,000
                                                      --------------  -------------  -----------  --------------
(Loss) from continuing operations before income
  taxes and minority interest.......................      (8,318,000)    (6,967,000)   (803,000)     (16,088,000)
Provision for income taxes..........................         890,000                                     890,000
                                                      --------------  -------------  -----------  --------------
                                                          (9,208,000)    (6,967,000)   (803,000)      16,978,000
Minority interest in earnings of consolidated
  subsidiaries......................................         402,000                                     402,000
(Loss) from continuing operations...................      (9,610,000)    (6,967,000)   (803,000)     (17,380,000)
                                                      --------------  -------------  -----------  --------------
Discontinued operations, net of taxes
  Income from operations, net of tax................         315,000                                     315,000
Gain on disposal (net of tax of $5,042,000).........       7,460,000                                   7,460,000
                                                      --------------  -------------  -----------  --------------
                                                           7,775,000                                   7,775,000
                                                      --------------  -------------  -----------  --------------

Net (loss)..........................................  $   (1,835,000) $  (6,967,000)  $(803,000)  $   (9,605,000)
                                                      --------------  -------------  -----------  --------------
                                                      --------------  -------------  -----------  --------------

(Loss) earnings per common and common equivalent
  share:
(Loss) from continuing operations...................          $(1.66)                                     $(2.99)
Discontinued operations.............................            1.34                                        1.34
                                                      --------------                              --------------
                                                              $(0.32)                                     $(1.65)
                                                      --------------                              --------------
                                                      --------------                              --------------
Pro forma weighted average number of shares
  outstanding.......................................       5,810,526                                   5,810,526

         NOTES TO UNAUDITED COMBINED PRO FORMA STATEMENT OF OPERATIONS

(1) BASIS OF PRESENTATION

    The pro forma statement of operations gives effect to the acquisition of ConnectSoft, Inc. which aggregate the results of operations of American United Global, Inc. (the Company) and ConnectSoft for the year ended July 31, 1996 as if ConnectSoft had been acquired as of August 1, 1995. ConnectSoft's results of operations for the day ended July 31, 1996 have been included in the consolidated results of operations of the Company for the year ended July 31, 1996. Accordingly, the ConnectSoft results of operations included in the pro forma statement of operations reflect the results of operations of ConnectSoft for the period August 1, 1995 to July 30, 1996 prior to the acquisition. A nonrecurring expense of approximately $1,200,000 related to the repricing of certain ConnectSoft warrants and options in connection with the acquisition by the Company has not been included in the results of operations of ConnectSoft.

    The pro forma financial statements are presented for illustrative purposes only and should not be construed to be indicative of the actual combined results of operations as may exist in the future. The pro form adjustments are based on the consideration exchanged, including the fair value of the assets acquired, liabilities assumed and preferred stock issued.

    The Company accounted for the acquisition of ConnectSoft using the purchase method of accounting, wherein the purchase price was allocated to the assets acquired and liabilities assumed based upon their relative fair values.

(2) PRO FORMA ADJUSTMENT

    The pro forma adjustment of $803,000 represents the amortization of the non-compete agreement, goodwill and capitalized software costs acquired for the period August 1, 1995 to July 30, 1996. The purchased research and development costs of $10,033,000 was charged to research and development expense in the July 31, 1996 statement of operations of the Company.

V. TO RATIFY THE ISSUANCE OF 400,000 SHARES OF THE COMPANY'S SERIES B-2 CONVERTIBLE PREFERRED STOCK ISSUED IN CONNECTION WITH A $10,000,000 PRIVATE PLACEMENT COMPLETED IN JANUARY 1997.

    1997 PRIVATE PLACEMENT

    Primarily as a result of payments made in connection with its acquisition program commenced in May 1996 and to support the capital requirements of Old ConnectSoft and Exodus, the Company consummated a private placement of 400,000 shares of Series B-2 Preferred Stock to 11 unaffiliated purchasers. The Company realized net proceeds of approximately $9,200,000 from the sale of the Series B-2 Preferred Stock.

    Shares of the Series B-2 Preferred Stock were initially convertible by the holders into an aggregate of 1,165,501 shares of Company Common Stock, subject to adjustment, at various times during the three-year period ending January 8, 2000 at prices equal to the lesser of (i) the Closing Date Average Price of $8.58 per share, (ii) 105% of the Anniversary Average Price (which Anniversary Average Price shall be the Average Price (defined below) on the date immediately preceding the first anniversary of the Closing Date), but only if the Anniversary Average Price is less than the Closing Date Average Price, or (iii) 82.5% of the Conversion Date Average Price. For purposes of determining the Series B-2 Preferred Stock conversion rate, the Average Price equals the average daily closing bid price of the Company's Common Stock as reported on Nasdaq or other national securities exchange for the ten (10) trading days immediately preceding the date of sale of such Series B-2 Preferred Stock, the anniversary of such sale, or the conversion date, as the case may be. At the Company's option, dividends on the Series B-2 Preferred Stock could be paid in cash or in additional shares of Series B-2 Preferred Stock. The Company declared and paid dividends on the Series B-2 Preferred Stock by distributing 12,221 additional shares of Series B-2 Preferred Stock to holders of the Series B-2 Preferred Stock.

    In addition to the Series B-2 Preferred Stock, the investors in the 1997 Private Placement purchased Private Placement Warrants to purchase an aggregate of 350,000 shares of Common Stock at an exercise price of $8.58 per share, the Closing Date Average Price. The Private Placement Warrants expire January 8, 2002 to the extent unexercised.

    In the event of an initial public offering of common stock of the Company's Exodus subsidiary, investors in the 1997 Private Placement have the right to purchase, for $.01 per warrant, five-year warrants to purchase up to 350,000 shares of Exodus common stock (the "Exodus Common Stock") at an exercise price equal to the initial price per share that Exodus Common Stock is offered to the public (the "Exodus Warrants"). The Exodus Warrants contain terms which are substantially identical to the Private Placement Warrants. The shares of Exodus Common Stock issuable upon exercise of the Exodus Warrants shall be subject to customary "piggyback" registration rights and one demand registration right following completion of a proposed initial public offering of Exodus securities, but shall be subject to restrictions on sale pursuant to customary "lock-up" agreements (but in no event for more than 180 days) with the representative of the underwriters of the Exodus initial public offering.

    Pursuant to the terms of the 1997 Private Placement, the Company filed a registration statement with the Securities and Exchange Commission (the "Commission") with respect to the distribution of the Shares of Company Common Stock issuable upon exercise of the Private Placement Warrants, as well as the Series B-2 Preferred Stock to be issued upon conversion of the Series B-2 Preferred Stock. Such registration statement was declared effective by the Commission on May 7, 1997. Subsequent to such date, there was a significant decline in the per share trading price of Company Common Stock, and all 400,000 of the Series B-2 Preferred Stock issued in the 1997 Private Placement , as well as the additional shares issued and distributed as dividends, were converted into an aggregate of 2,631,125 shares of Common Stock.

FAILURE OF COMPANY STOCKHOLDERS TO RATIFY THE ISSUANCE OF COMPANY SERIES B-2 PREFERRED STOCK IN CONNECTION WITH THE 1997 PRIVATE PLACEMENT COULD RESULT IN THE DELISTING OF THE COMPANY'S COMMON STOCK FROM THE NASDAQ NATIONAL MARKET SYSTEM, OR FROM ANY NASDAQ TRADING SYSTEM, WITH THE RESULT BEING A DECREASE IN THE LIQUIDITY OF STOCKHOLDER INVESTMENTS IN THE COMPANY'S COMMON STOCK. THE SOLE PURPOSE FOR STOCKHOLDER RATIFICATION OF THE ISSUANCE OF SERIES B-2 PREFERRED STOCK IN CONNECTION WITH THE 1997 PRIVATE PLACEMENT IS TO AVOID DELISTING OF THE COMPANY'S COMMON STOCK FROM NASDAQ TRADING AS A RESULT OF THE INITIAL ISSUANCE BY NASDAQ OF A RULING, NOW UNDER APPEAL TO SO DELIST THE COMPANY'S COMMON STOCK AS A RESULT OF THE COMPANY'S ALLEGED FAILURE TO COMPLY WITH NASD MARKETPLACE RULES 4460(G) AND 4460(I). THOSE RULES REQUIRE THE COMPANY TO MAKE ANNUAL SOLICITATIONS OF PROXIES FOR VOTING AT ANNUAL SHAREHOLDER MEETINGS, AND TO SEEK SHAREHOLDER APPROVAL OF COMPANY ISSUANCES IN ANY SINGLE TRANSACTION OF VOTING SECURITIES WHICH ENTITLE THE HOLDERS THEREOF TO CAST TWENTY PERCENT OR MORE OF THE VOTES AT A MEETING OF SHAREHOLDERS. SHOULD STOCKHOLDERS FAIL TO RATIFY THE ISSUANCE OF SERIES B-2 PREFERRED STOCK IN CONNECTION WITH THE 1997 PRIVATE PLACEMENT AND THE COMPANY'S SECURITIES ARE DELISTED FROM NASDAQ TRADING, THERE IS NO GUARANTEE THAT THE COMPANY'S SECURITIES WILL BE INCLUDED FOR TRADING ON ANY OTHER SECURITIES EXCHANGE. SHOULD THE COMPANY'S COMMON STOCK NOT BE INCLUDED FOR TRADING ON NASDAQ OR ANY OTHER SECURITIES EXCHANGE, TRADING IN THE COMPANY'S COMMON STOCK WOULD BE SUBJECT TO THE "PENNY STOCK" TRADING RULES. AMONG OTHER THINGS, THE PENNY STOCK RULES MAKE IT MORE DIFFICULT TO COMPLETE SOLICITED TRANSACTIONS IN AN AFFECTED SECURITY, WITH THE RESULT BEING A FAR LESS LIQUID MARKET FOR COVERED SECURITIES. SHOULD THE COMPANY'S SECURITIES BECOME SUBJECT TO THE PENNY STOCK RULES, IT IS MOST LIKELY THAT MARKET PRICES FOR THE COMPANY'S SECURITIES WILL BE DEPRESSED, RESULTING IN A LOSS OF STOCKHOLDER VALUE TO COMPANY STOCKHOLDERS.

    THE COMPANY'S MANAGEMENT BELIEVES THAT IT IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS THAT STOCKHOLDERS RATIFY THE ISSUANCE OF SERIES B-2 PREFERRED STOCK IN CONNECTION WITH THE 1997 PRIVATE PLACEMENT.

    The failure by Company stockholders to ratify the issuance of Series B-2 Preferred Stock in connection with the 1997 Private Placement will neither cause the 1997 Private Placement to be rescinded nor affect the effectiveness of the 1997 Private Placement in any way. The Board of Directors has no plans to affect consummation of the 1997 Private Placement should Company stockholders fail to ratify the issuance of Series B-2 Preferred Stock to participants in the 1997 private Placement.

VI. TO AMEND THE CORPORATION'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF THE CORPORATION'S AUTHORIZED SHARES BY INCREASING THE AUTHORIZED NUMBER OF SHARES OF VOTING COMMON STOCK AND AUTHORIZING SHARES OF NEW CLASS B NON-VOTING COMMON STOCK

    At the Annual Meeting a vote will be taken on a proposal to authorize the amendment of the Company's Certificate of Incorporation to increase the number of shares authorized for issuance thereunder by creating a new class of Non-Voting Common Stock. A COPY OF THE PROPOSED CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF THE COMPANY IS ANNEXED HERETO AS EXHIBIT A. In reflecting upon the Company's present capital structure, management of the Company believes that the current authorized number of common and preferred shares is inadequate for the Company's purposes. Management believes that the Company needs more flexibility in its capital structure in order to raise additional working capital funds and to support its ability to consummate potential future acquisitions. The purpose of the proposal to amend the Company's

Certificate of Incorporation, which will (i) increase to 40,000,000 shares from the currently authorized 20,000,000 shares the number of shares of voting Common Stock, which 25,000,000 shares of voting Common Stock will be redesignated as Class A Voting Common Stock; and (ii) create a new class of non-voting common shares (a total of 40,000,000 shares of Class B Non-Voting Common Stock) is to enhance the Company's flexibility in the issuance of different classes and types of securities for capital formation and for meeting the needs of an active acquisition program.

    Such an acquisitions program, and capital formation activities to fund newly-acquired businesses following acquisition, comprise the Company's foremost activities as a result of the sale of all of its operating assets in connection with the Hutchinson Transaction described above. The Company already has two authorized classes of Preferred Stock: 1,200,000 shares of Series A 12.5% cumulative voting preferred stock; and 1,500,000 shares of Series B "blank check" preferred stock, the terms, conditions and privileges of which Series B preferred stock can be determined by action of the Board of Directors without further action by the Company's stockholders. There are no outstanding shares of Series A Preferred Stock; however, 973,757 shares of Series B Preferred Stock are currently issued and outstanding. Notwithstanding the availability of such authorized Preferred Stock, Management sees the need for the proposed increase in its capital structure at this time despite the absence of current or immediately foreseeable plans for issuance of such shares in the public market to raise additional working capital funds. Management also believes that, insofar as the Company is seeking stockholder approval at this time for the other proposals identified in this solicitation material, it is more cost effective for the Company concurrently to approach stockholders for approval of such increase in its authorized capital.

    An unintended effect of the increase in the Company's authorized stock will be to strengthen the Board's ability to fight off hostile takeovers. The Company is not aware of any existing hostile takeover proposals nor is it the intention of the Company's management to shore up the Company's defenses against a potential hostile takeover. Stockholders must be aware that in the event that all or a substantial number of the additional shares are issued, existing stockholders may suffer immediate and substantial dilution of their interests in the Company and a potential decrease in the valuation of their stock.

    The terms of the Class B Non-Voting Common Stock to be authorized by the amended Certificate of Incorporation of the Company shall be identical to the terms of the Company's existing Common Stock (to be redesignated as Class A Common Stock), other than the fact that such Class B Non-Voting Common Stock will not have voting rights (other than as required by Delaware law) and will not be entitled to vote for the election of Company directors. No shares of Class B Non-Voting Common Stock have ever been issued, and shares of the new Class B Non-Voting Common Stock may be issued without further authorization by the Company's stockholders.

    MANAGEMENT BELIEVES APPROVAL OF THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION IS IN THE BEST INTEREST OF THE COMPANY AND RECOMMENDS THAT IT BE AUTHORIZED AND RATIFIED.

VII. TO AUTHORIZE AND APPROVE THE CORPORATION'S 1996 EMPLOYEE STOCK OPTION PLAN, WHICH PLAN WILL INCLUDE 2,500,000 SHARES OF COMPANY COMMON STOCK AVAILABLE FOR THE GRANTING OF OPTIONS.

    At the Annual Meeting a vote will be taken on a proposal to approve the creation of the Company's 1996 Employee Stock Option Plan (the "1996 Plan"), which Plan contains 2,500,000 shares of Common Stock underlying stock options available for grant thereunder. The 1996 Plan was adopted by the Board of Directors on April 25, 1996, and has been amended on July 10, 1996. A COPY OF THE 1996 PLAN IS ANNEXED HERETO AS EXHIBIT B. As of January 1, 1998, stock options to purchase 1,374,150 shares of Common Stock have been granted to the Company's employees, directors and outside consultants under the 1996 Plan. Under the terms of the 1996 Plan, stockholder approval is not required for authorization of the 1996 Plan.

    The 1996 Plan was authorized and adopted by the Board of Directors of the Company in April 1996. The purpose of the 1996 Plan is to provide additional incentive to the directors, officers, employees and consultants of the Company who are primarily responsible for the management and growth of the Company. Each option granted pursuant to the 1996 Plan shall be designated at the time of grant as either an "incentive stock option" or as a "non-qualified stock option."

    The Company currently has two other employee stock option plans, under which plans as of January 1, 1998, no options to acquire shares of Common Stock were available for grant. See "Stock Option Plans", pages 25 and 26 for information with respect to options granted under such plans to the Company's current directors, nominees for director and current executive officers. The Company previously amended both such plans to accommodate its former employees prior to consummation of the Hutchinson Transaction, by extending the exercise periods of outstanding options granted under the Plans. As a result, the Company does not intend to grant options under either such employee stock option plans until all currently outstanding options granted to its former Manufacturing Business employees have either been exercised or have terminated. Therefore, Management of the Company deemed it necessary to authorize the 1996 Plan in order to create incentives for management and employees of the Company who are responsible for the Company's future growth and business performance.

    Management of the Company believes that it is in the best interests of the Company to obtain stockholder approval of the 1996 Plan at this time (i) in order to provide recipients of plan options with certain benefits available under Securities and Exchange Commission regulations (e.g., option grants are not considered purchases of securities for purposes of determining the existence of 16(b) "short swing" profits which must be returned to the Company by corporate insiders and (ii) in order to provide employees with the beneficial tax treatment accorded "incentive" stock options, which can only be granted under the 1996 Plan if it is approved by Company stockholders. Although other factors, principally regarding plan administration, need to present in order for holders of options granted under the 1996 Plan to enjoy such benefits (e.g., Securities Exchange Act Section 16(b) restrictions on certain purchases and sales of securities by management personnel are loosened), having a stockholder authorized stock option plan is the first requirement which must be met. For information concerning the beneficial tax treatment accorded incentive stock options, see "Tax Treatment of Options," below.

    ADMINISTRATION OF THE PLAN. The 1996 Plan is administered by the full Board of Directors or by the Compensation Committee, which determines whom among those eligible will be granted options, the time or times at which options will be granted, the number of shares to be subject to options, the durations of options, any conditions to the exercise of options and the manner in and price at which options may be exercised. The Compensation Committee is authorized to amend, suspend or terminate the 1996 Plan, except that it is not authorized without stockholder approval (except with regard to adjustments resulting from changes in capitalization) to (i) increase the maximum number of shares that may be issued pursuant to the exercise of options granted under the 1996 Plan; (ii) permit the grant of a stock option under the 1996 Plan with an option exercise price less than 85% of the fair market value of the shares at the time such option is granted; (iii) change the eligibility requirements for participation in the 1996 Plan; (iv) extend the term of any option or the period during which any option may be granted under the 1996 Plan; or (v) decrease an option exercise price (although an option may be canceled and a new option granted at a lower exercise price).

    SHARES SUBJECT TO THE PLAN. The 1996 Plan currently provides that options may be granted with respect to a total of 2,500,000 shares of Common Stock, subject to adjustment upon certain changes in capitalization without receipt of consideration by the Company. In addition, if the Company is involved in a merger, consolidation, dissolution or liquidation, the options granted under the 1996 Plan will be adjusted or, under certain conditions, will terminate, subject to the right of the option holder to exercise his option or a comparable option substituted at the discretion of the Company prior to such event. If any option expires or terminates for any reason, without having been exercised in full, the unpurchased shares subject to such option will be available again for the purposes of the 1996 Plan.

    PARTICIPATION. Any employee, director, consultant, or representative of the Company is eligible to receive incentive stock options or non-qualified stock options granted under the 1996 Plan. Non-employee directors, consultants or representatives may only receive non-qualified stock options.

    OPTION PRICE. The exercise price of each option shall be determined by the full Board of Directors or by the Compensation Committee. However, the exercise price of each option on the date the option is granted may not be less than (i) 100% of the fair market value of the shares of Common Stock covered by an incentive stock option, or (ii) 85% of the fair market value of the shares of Common Stock covered by a non-qualified stock option. If an incentive stock option is to be granted to an employee who owns over 10% of the total combined voting power of all classes of the Company's stock, then the exercise price may not be less than 110% of the fair market value of the Common Stock covered by the option on the date the option is granted.

    TERMS OF OPTIONS. The full Board of Directors or the Compensation Committee shall, in its discretion, fix the term of each option, provided that the maximum term of each option shall be 10 years. Incentive options granted to an employee who owns over 10% of the total combined voting power of all classes of stock of the Company shall expire not more than five years after the date of grant. The 1996 Plan will provide for the earlier expiration of options of a participant in the event of certain terminations of employment.

    RESTRICTIONS ON GRANT AND EXERCISE. An Option may not be transferred other than by will or the laws of descent and distribution and, during the lifetime of the option holder, may be exercised solely by him. The aggregate fair market value (determined at the time the option is granted) of the shares as to which an employee may first exercise incentive stock options in any one calendar year may not exceed $100,000. The full Board of Directors or the Compensation Committee may impose other conditions to exercise as it deems appropriate.

    OPTION GRANTS. The Company has granted an aggregate of 1,374,150 Options under the 1996 Plan.

    TERMINATION. The 1996 Plan, unless sooner terminated by the Board of Directors or the Compensation Committee, will terminate on April 25, 2006.

    TAX TREATMENT OF OPTIONS. The Federal income tax treatment of non-qualified stock options under the 1996 Plan is generally less favorable to employees than the treatment accorded incentive stock options under the 1996 Plan. The option grantee realizes taxable income, if any, upon his exercise of a non-qualified stock option, not only upon sale of the shares acquired upon option exercise as would be the case for incentive stock options granted under the 1996 Plan. The tax treatment of non-qualified stock options is more favorable to the Company than the treatment accorded to the Company with respect to incentive stock options, because the Company is entitled to a tax deduction with respect to the grant of a non-qualified stock option. With respect to granting a non-qualified stock option, the Company would be entitled to a tax deduction and the optionee would realize taxable income upon being granted a non-qualified stock option, equal to the difference between the option exercise price and the fair market value of the underlying stock on the date of grant.

    The Company currently has no obligation to grant additional options under the 1996 Plan to any person, including any members of the Company's management.

    As of the close of business on December 26, 1997, the market value of the shares of Common Stock underlying all options outstanding under the 1996 Plan was approximately $2,748,300.

    As of January 1, 1998, the directors and executive officers listed below hold outstanding stock options granted under the 1996 Plan to acquire shares of Common Stock, which options were granted on April 25, 1996 to Robert M. Rubin,
C. Dean McLain, Howard Katz, an employee and two unaffiliated consultants at an exercise price of $3.78125 per share; were granted on May 15, 1996 to David M. Barnes at an exercise price of $5.25 per share; were granted on October 4, 1996 to Messrs. Rubin, Katz and Barnes at an exercise price of $5.125 per share; and were granted on May 21, 1997 to Messrs. Katz and Barnes at an exercise price of $4.375 per share; all of which exercise prices represented the fair market value of the Common Stock on the date of option grant, as follows:

NAME                                                      NO. OF SHARES      EXERCISE PRICE
------------------------------------------------------  ------------------  -----------------
Robert Rubin..........................................      323,450 shares     $  3.78125
                                                             30,000 shares     $  5.125

C. Dean McLain........................................      150,000 shares     $  3.78125

David M. Barnes.......................................      100,000 shares     $  5.25
                                                             50,000 shares     $  5.1255
                                                             50,000 shares     $  4.375

Howard Katz...........................................      150,000 shares     $  3.78125
                                                            100,000 shares     $  5.125
                                                            100,000 shares     $  4.375

All current executive officers and directors of the
  Company as a group..................................    1,052,950 shares

All directors and nominees for directors as a group...    1,052,950 shares

Outside Consultants...................................       50,000 shares

All employees who are not executive officers of the
  Company, as a group.................................      271,200 shares

    The options granted to each of Messrs. Rubin ($3.78125 exercise price), McLain and the outside consultants are immediately exercisable. The options granted to Messrs. Barnes and Katz on October 4, 1996 ($5.125 exercise price) are fully exercisable as to Mr. Katz and are exercisable as to 66 2/3% for Mr. Barnes. The remaining 33 1/3% granted to Mr. Barnes shall be exercisable on October 4, 1998.

    The options granted to Messrs. Barnes and Katz on May 21, 1997 ($4.375 exercise price) are currently exercisable as to 33 1/3% of the respective grants and the remaining 66 2/3% of each grant will be exercisable 50% on May 21, 1998 and 50% on May 21, 1999.

    The options granted to Mr. Katz on April 25, 1996 ($3.78125 exercise price) are currently exercisable as to 66 2/3% and the remaining 33 1/3% will be exercisable on April 25, 1998. The options granted to Mr. Barnes on May 15, 1996 ($5.25 exercise price) are currently exercisable as to 66 2/3% and the remaining 33 1/3% will be exercisable on May 15, 1998.

    Based on the December 26, 1997 $2,748,300 market value of the shares of Common Stock underlying options granted under the 1996 Plan, the aggregate value of unexercised in-the-money options issued under the 1996 Plan (including unexercisable options) would be $-0-.

    Under the terms of the InterGlobe Merger Agreement, Artour Baganov, a former director and executive officer of the Company, received options to acquire 698,182 shares of Common Stock at $5.50 per share. Those options were not granted under the 1996 Plan and are exercisable only under certain conditions specified in connection with the Interglobe merger.

MANAGEMENT BELIEVES AUTHORIZATION AND APPROVAL OF THE COMPANY'S 1996 STOCK OPTION PLAN IS IN THE BEST INTEREST OF THE COMPANY AND RECOMMENDS THAT IT BE AUTHORIZED AND RATIFIED.

VIII-XII. AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AND THE BY-LAWS CONCERNING CLASSIFICATION OF THE BOARD OF DIRECTORS AND RELATED
       ANTI-TAKEOVER MATTERS.

    This group of proposed amendments to the By-laws of the Company (the "By-Laws") and the Certificate of Incorporation of the Company (the "Articles") would (1) classify the Board of Directors into three classes, as nearly equal in number as possible, each of which, after an interim arrangement, will serve for three years, with one class being elected each year; (2) provide that directors may be removed by the stockholders only with cause and the approval of the holders of at least 66.66% of the voting power of each class or series of outstanding stock of the Company entitled to vote generally in the election of directors; (3) provide that special meetings of stockholders may not be called by stockholders unless pursuant to a written demand by the holders of at least 66.66% of the voting power of each class or series of outstanding stock of the Company entitled to vote on the matter(s) to be considered at the special meeting; (4) add provisions to the Articles which authorize stockholders to act in lieu of holding a meeting only upon the unanimous written consent of the holders of the stock of the Company entitled to vote thereon and delete provisions from the By-Laws that permit stockholder action by less than the unanimous written consent of stockholders; and (5) increase the stockholder vote required to alter, amend or repeal the foregoing amendments from a majority to 66.66% of the voting power of each class or series of outstanding stock of the Company. If the proposed amendments are adopted, the Board intends to amend certain inconsistent By-Law provisions.

    These proposed amendments are being presented to the stockholders of the Company for their approval as separate proposals. As more fully discussed below, the Board of Directors believes that the proposed amendments, taken together, would, if adopted, enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors as against "creeping" acquisitions of the Company's stock, while reducing the possibility that a third party could effect a sudden or surprise change in majority control of the Company's Board of Directors without the support of the incumbent Board. Although adoption of the proposed amendments may have significant effects on the ability of stockholders of the Company to change the composition of the incumbent Board of Directors and to benefit from certain transactions which are opposed by the incumbent Board, the amendments are not being recommended in response to any effort of which the Company is aware to accumulate the Company's stock or to obtain control of the Company. Stockholders are urged to read carefully the following sections of this Proxy Statement, which describe the amendments and their purposes and effects before voting on the proposed amendments. EXHIBIT A HERETO SETS FORTH THE FULL TEXT OF THE PROPOSED AMENDMENTS TO THE COMPANY'S ARTICLES OF INCORPORATION AND EXHIBIT C HERETO SETS FORTH THE FULL TEXT OF THE PROPOSED AMENDMENTS TO THE COMPANY'S BY-LAWS.

                     DESCRIPTION OF THE PROPOSED AMENDMENTS

    ADDITION OF ARTICLE TWELFTH TO THE ARTICLES, AND DELETION OF ARTICLE II,
SECTION 11 OF THE BY-LAWS. Currently, under the provisions of Delaware law and
Article II, Section 11 of the By-Laws, the stockholders of the Company may act by written consent signed by holders of less than all of the outstanding shares of the Company entitled to vote so long as the number of shares represented by such written consent would have been sufficient to pass the action contemplated at a duly called and held meeting of stockholders. The Board proposes to amend the Articles by adding Article Twelfth to the Articles and to amend the By-Laws by deleting Article II, Section 11 of the By-laws to the effect that any action by the stockholders of the Company taken by written consent must be signed by holders of not less than all of the outstanding shares of the Company entitled to vote on the matters being considered by the stockholders. Pursuant to Section 228 of the Delaware General Corporation Law (the "DGCL"), which permits the Articles of Incorporation and By-laws of a Delaware corporation to provide that stockholders can act by not less than the unanimous written consent of stockholders entitled to act thereon, if the proposal is approved: (i) Article Twelfth of the Articles will be added such that no action will be permitted to be taken by the stockholders by written consent in lieu of holding a meeting and voting on the action to be taken, unless all of the stockholders entitled to vote on the action sign a written consent to such action; and (ii) Article II,
Section 11 of the By-Laws, which currently permits action by less than unanimous written consent of the stockholders entitled to vote on a given action, will be deleted in its entirety.

    If the revisions are adopted, a majority stockholder would be unable to avoid the call, notice and meeting requirements for stockholder meetings by simply executing a written consent to the action the majority stockholder wishes to take.

    INCREASED STOCKHOLDER VOTE FOR ALTERATION, AMENDMENT OR REPEAL OF PROPOSED AMENDMENTS. Under the DGCL, amendments to the Articles require the approval of the holders of a majority of the outstanding stock entitled to vote thereon and of a majority of the outstanding stock of each class entitled to vote thereon as a class. The DGCL also permits provisions in the Articles or the By-laws which require a greater vote than the vote otherwise required by law for any corporate action. With respect to such super-majority provisions, the DGCL permits the Articles and the By-Laws to require that any alteration, amendment or repeal thereof be approved by an equally large stockholder vote. As permitted by these provisions of Delaware law, the result of the proposed amendments of the Articles by revising Article Sixth and Article Ninth of the Articles and by amending Article IX of the By-Laws (which refer to the ability to amend or revise the provisions of the Articles or the By-Laws to negate the effects of the proposed amendments discussed herein) would be to require that any amendment to or deletion of such provisions from the Articles or the By-Laws would have to be approved by the holders of at least 66.66% of each class or series of outstanding stock of the Company entitled to vote thereon.

    The requirement of an increased stockholder vote is designed to prevent a stockholder with a majority of the voting power of the Company from avoiding the requirements of the proposed amendments by simply repealing them.

    CLASSIFICATION OF THE BOARD OF DIRECTORS. The By-Laws now provide that all directors are to be elected to the Company's Board of Directors annually for a term of one year. On May 30, 1996, the Board voted to set the number of directors at three effective at the annual meeting of the stockholders on July 19, 1996. The proposed Article Fourteenth of the Articles and the proposed revision of Article III, Section 2 of the By-Laws contained in Exhibits A and C hereto provide that the Board shall be divided into three classes of directors, each class to be as nearly equal in number of directors as possible. If this proposal is adopted, the Company's directors will be divided into three classes and one director will be elected for a term expiring at the 1997 annual meeting of stockholders, one director will be elected for a term expiring at the 1998 annual meeting of stockholders and the remaining one director will be elected for a term expiring at the 1999 annual meeting of stockholders (in each case, until their respective successors are duly elected and qualified). Starting with the 1997 annual meeting of stockholders, one class of directors will be elected each year for a three-year term. If the proposed amendments are not adopted, all three directors will be elected to a term expiring at the 1997 annual meeting of stockholders or until their successors are duly elected and qualified.

    The classification of directors will have the effect of making it more difficult to change the composition of the Board of Directors. At least two stockholder meetings, instead of one, will be required to effect a change in the control of the Board. The Board believes that the longer time required to elect a majority of a classified Board will help to assure the continuity and stability of the Company's management and policies in the future, since a majority of the directors at any given time will have prior experience as directors of the Company. It should also be noted that the classification provision will apply to every election of directors, whether or not a change in the Board would be beneficial to the Company and its stockholders and whether or not a majority of the Company's stockholders believes that such a change would be desirable.

    REMOVAL OF DIRECTORS. The proposed revisions to Article Fifteenth of the Articles and to Article III, Section 11 of the By-Laws provide that a director, or the entire Board of Directors, may be removed only with cause and with the affirmative votes of stockholders having no less than 66.66% voting power of each class or series of outstanding stock entitled to vote generally in the election of directors. Currently, directors may be removed with or without cause by the stockholders holding majority voting power.

    The provisions of the proposed amendments relating to the removal of directors will preclude a third party from removing incumbent directors with adverse views to those of the third party thereby reducing the number of incumbent directors who could maintain such adverse position.

    CALLING OF SPECIAL STOCKHOLDER MEETINGS.  Currently, under Article II,
Section 3 of the By-Laws, holders of at least 10% of all of the votes entitled to be cast on the matter to be considered at the special meeting could demand that a special meeting of the Company be called. The DGCL permits By-Laws or the Articles of Incorporation of a Delaware corporation to include provisions which increase the percentage of outstanding shares necessary to demand a special meeting of Stockholders. The proposed revision to Article II, Section 3 of the By-Laws would permit a special meeting of stockholders to be called only by the Board of Directors, or upon the written demand, specifying the purpose of the meeting, of the holders of 66.66% of the stock of the Company entitled to vote on the matter(s) to be considered at the special meeting. Accordingly, if the revision is approved, even a majority of such stockholders would not be permitted to call a special meeting of stockholders or to require that the Board call a special meeting.

PURPOSE AND EFFECTS OF THE PROPOSED AMENDMENTS

    The purpose of the proposed amendments to the Articles concerning classification of the Board and the related matters discussed in this section of the Proxy Statement is to discourage certain types of transactions, described below, which involve an actual or threatened change of control of the Company. They are designed to make it more difficult and time-consuming to change majority control of the Board and thus to reduce the vulnerability of the Company to an unsolicited proposal for the takeover of the Company that does not contemplate the acquisition of all of the Company's outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of the Company. As more fully described below, the Board believes that, as a general rule, such unsolicited proposals are not in the best interests of the Company and its stockholders.

    Takeovers or changes in management of the Company which are proposed and effected without prior consultation and negotiation with the Company's management are not necessarily detrimental to the Company and its stockholders. As stated above, the Board of Directors has no knowledge of any present effort to gain control of the Company or to organize a proxy fight. However, particularly in view of the Company's currently proposed acquisition and capital formation programs and the remarkable fluctuation in the market price of the Company's Common Stock within a relatively limited period of time (from approximately $3.50 per share in April 1996 to approximately $10.00 per share in May 1996, and back down to approximately $2.00 per share in December 1997), the Board believes that it is prudent and in the best interests of the Company's stockholders generally to provide greater assurance of continuity of the Board's composition and policies which would result from adoption of the proposed amendments. The Board strongly believes that such advantages outweigh any disadvantage relating to preserving incumbent management or possibly discouraging potential acquirers from attempting to gain control of the Company. See "Security Ownership of Management and Principal Shareholders" and "Existing Provisions" below.

    There is an established pattern of third parties accumulating substantial stock positions in public companies as a prelude to proposing a takeover or a restructuring or sale of all or part of the company or other similar extraordinary corporate action. Such actions are often undertaken by the third party without advance notice to or consultation with management of the company. In many cases, the purchaser seeks representation on the company's board of directors in order to increase the likelihood that its proposal will be implemented by the company. If the company resists the efforts of the purchaser to obtain representation on the company's board, the purchaser may commence a proxy contest to have its nominees elected to the board in place of certain directors or the entire board. In some cases, the purchaser may not truly be interested in taking over the company, but uses the threat of a proxy fight and/or a bid to take over the company as a means of forcing the company to repurchase its equity position at a substantial premium over market price.

    The Board of Directors of the Company believes that the imminent threat of removal of the Company's management in such situations would severely curtail management's ability to negotiate effectively with such purchaser. Management would be deprived of the time and information necessary to evaluate the takeover proposal, to study alternative proposals and to help ensure that the best price is obtained in any transaction involving the Company which may ultimately be undertaken. If the real purpose of a takeover bid were to force the Company to repurchase an accumulated stock interest at a premium price, management would face the risk that if it did not repurchase the purchaser's stock interest, the Company's business and management would be disrupted, perhaps irreparably.

    The proposed amendments will make more difficult or discourage a proxy contest or the assumption of control by a holder of a substantial block of the Company's stock or the removal of the incumbent Board, increasing the likelihood that incumbent directors will retain their positions. In addition since Section 203 of the DGCL discussed under the caption "Existing Provisions" is applicable to the Company and specifically makes business combination with interested stockholders more difficult to accomplish without approval of the incumbent Board, the proposed amendments could give incumbent management the power to prevent certain takeovers. For information concerning the beneficial ownership of the Company's Common Stock by the executive officers and directors. See "Directors, Nominees For Director and Executive Officers of the Company."
Section 203 of the DGCL may also, in conjunction with the amendments of the Articles and the By-laws discussed herein, discourage attempts to effect a "two-step" acquisition in which a third party purchases a controlling interest in cash and acquires the balance of the Company's voting stock for lower consideration. Under the proposed amendments, the third party would not immediately obtain the ability to control the Board through its first-step acquisition. Moreover, having made the first-step acquisition, the third party could not if it wanted to effectuate a business combination with the Company by acquiring less than an aggregate of 85% of the Company's voting stock without triggering the requirement that the business combination be approved by the continuing directors AND by a 2/3rds vote of the holders of shares entitled to vote thereon.

    The proposed amendments complement the provisions described under the caption "Existing Provisions" and are intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arm's-length negotiations with the Company's management and Board of Directors. The amendments, if they are adopted, like certain of the Company's Existing Provisions described below, however, could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company even though such an attempt might be beneficial to the

Company and its stockholders. In addition, since the amendments are designed to discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to have such stock repurchased by the Company at a premium, adoption of the amendments could tend to reduce the temporary fluctuations in the market price of the Company's stock which are caused by accumulations of large blocks of the Company's stock. Accordingly, stockholders could be deprived of certain opportunities to sell their stock at a temporarily higher market price.

    The staggered election of members of the Board pursuant to the proposed amendments will apply to every election of directors, whether or not a change in control of the Company had occurred or the holders of a majority of the voting power of the Company desired to change the Board. The Board has no present intention of soliciting a stockholder vote on proposals other than those described herein relating to a possible change in control of the Company or a change in the stockholders' interest in the Company.

    The proposed amendments are permitted under the DGCL and are consistent with the rules of the Nasdaq Market System, the principal market upon which the Common Stock is listed and traded.

EXISTING PROVISIONS

    SECTION 203 OF THE DGCL. Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least
66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person, who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

    PREFERRED STOCK. The Company has authorized 2,700,000 shares of Preferred Stock contained in two classes of Preferred Stock: 1,200,000 shares of Series A 12.5% cumulative voting Preferred Stock; and 1,500,000 shares of Series B "blank check" Preferred Stock, $.01 par value. No shares of Series A Preferred Stock are issued and outstanding, and 973,759 shares of Series B Preferred Stock are issued and outstanding, leaving only 526,241 shares available for issuance. Under the Company's Articles, authority is vested in the Board of Directors, without further action by the Company's stockholders, to provide for the issuance of shares of either class of the Preferred Stock, and in connection therewith to fix by resolution providing for the issue of the remaining Series B Preferred Stock the number of shares to be included and such of the preferences and relative participating, optional or other special rights and limitations of such series, including, without limitation, voting rights, rights of redemption or rights of conversion into Common Stock, to the fullest extent now or hereafter permitted by the DGCL. The existence of such authorized shares, and the ability of the Company's Board of Directors, acting alone, to create the terms and conditions of the Series B Preferred Stock and to provide for the issuance of shares of either class of the Preferred Stock, can act as a deterrent to a hostile takeover of the Company.

XIII. RATIFICATION OF AMENDED AND RESTATED EMPLOYMENT AGREEMENT WITH ROBERT M. RUBIN.

    The Company has entered into an Amended and Restated Employment Agreement with Mr. Rubin, dated as of June 3, 1996 (Exhibit D), to extend the term of Mr. Rubin's employment through July 31, 2001 (the "Restated Agreement"). The Restated Agreement provides for a base salary payable to Mr. Rubin of $175,000 for the fiscal year ended July 31, 1997, $200,000 for the fiscal year ended July 31, 1998, $225,000 for the fiscal year ended July 31, 1999, and a base salary for the fiscal years ended July 31, 2000 and July 31,

2001 (the "Final Years") as determined by the Compensation Committee of the Company's Board of Directors and ratified by a majority of the entire Board of Directors of the Company (other than the Employee). The base salary in each of the two Final Years will not be less than the annual base salary in effect in the immediately preceding fiscal year, plus an amount equal to the increase in the annual cost of living as published by the Bureau of Labor Statistics of the United States Department of Labor for wage earners in the New York metropolitan area measured over the course of the immediately preceding fiscal year. The Restated Agreement also provides for incentive bonuses to be paid to Mr. Rubin of (i) $75,000 on November 1, 1997, if the net income of the Company, including all of its consolidated subsidiaries other than Western Power & Equipment Corp., a Delaware corporation, and Western Power & Equipment Corp., an Oregon corporation, as determined by the Company's independent auditors using generally accepted accounting principles, consistently applied (the "Corporations' Net Income"), is greater than or equal to $2,000,000 for the fiscal year ended July 31, 1997; (ii) $100,000 on November 1, 1998 if the Corporations' Net Income is greater than or equal to $2,500,000 for the fiscal year ended July 31, 1998; and
(iii) $125,000 on November 1, 1999 if the Corporations' Net Income is greater than or equal to $3,000,000 for the fiscal year ended July 31, 1999. Incentive compensation for each of the fiscal years ending July 31, 2000 and July 31, 2001 shall be as determined by the Compensation Committee of the Company's Board of Directors and ratified by a majority of the entire Board of Directors of the Company (other than the Employee).

    Management recognizes that the Company's operations and its development are dependent in part upon the efforts and talents of Robert M. Rubin. Loss of his services could adversely affect the Company. Further, insofar as the Company is currently engaged in an ongoing acquisitions and capital formation programs as its foremost activities, Management believes it is in the best interests of the Company to retain the services of Mr. Rubin as the Company's Chairman of the Board and Chief Executive Officer for a period extending beyond the July 31, 1997 termination date of his current Employment Agreement. Therefore, in Management's opinion, in order to induce and encourage Mr. Rubin to serve the Company, and to maximize the value of the Company, Management has determined after due consideration, and in light of the foregoing considerations, that the Restated Agreement is not only reasonable, fair and prudent to the shareholders of the Company, but is also necessary to promote and ensure the best interests of the Company and its shareholders.

    MANAGEMENT BELIEVES RATIFICATION OF THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT WITH ROBERT M. RUBIN IS IN THE BEST INTEREST OF THE COMPANY AND RECOMMENDS THAT IT BE RATIFIED.

OTHER BUSINESS

    While management of the Company does not know of any matters which may be brought before the Meeting other than as set forth in the Notice of Meeting, the proxy confers discretionary authority with respect to the transaction of any other business. It is expected that the proxies will be voted in support of management on any question which may properly be submitted to the meeting.

INCLUSION OF SHAREHOLDER PROPOSALS IN THE COMPANY'S PROXY STATEMENT

    If any shareholder desires to put forth a proposal to be voted on at the 1998 Annual Meeting of Shareholders and wishes that proposal to be included in the Company's Proxy Statement to be delivered to shareholders in connection with such meeting, that shareholder must cause such proposal to be received by the Company at its principal executive office no later than September 25, 1998. Any request for such a proposal, should be accompanied by a written representation that the person making the request is a record or beneficial owner of the lesser of at least 1% of the outstanding shares of the Company's Common Stock or $1,000 in market value of the Company's common shares and has held such shares for a least one year as required by the Proxy Rules of the Securities and Exchange Commission.

AVAILABILITY OF FORM 10-K

    THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO ANY SHAREHOLDER, UPON WRITTEN REQUEST OF SUCH SHAREHOLDER, A COPY OF THE ANNUAL REPORT ON FORM 10-K AND ON FORM 10-K/A FOR THE FISCAL YEAR ENDED JULY 31, 1996 AND FORM 10-K FOR THE FISCAL YEAR ENDED JULY 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

    Any request for a copy of the Form 10-K should include a representation that the person making the request was the beneficial owner, as of the record date, of securities entitled to vote at the Annual Meeting of Stockholders. Such request should be addressed to: American United Global, Inc., 11130 NE 33rd Place, Suite 250, Bellevue, Washington 98004; Attention: Secretary.

--------------------------------------------------------------------------------

    PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED FOR SUCH PURPOSE
--------------------------------------------------------------------------------

                          AMERICAN UNITED GLOBAL, INC.
                      PROXY-ANNUAL MEETING OF SHAREHOLDERS
                               FEBRUARY 24, 1998

    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS IN CONNECTION WITH THE ANNUAL MEETING OF SHAREHOLDERS OF AMERICAN UNITED GLOBAL, INC. TO BE HELD ON FEBRUARY 24, 1998. THE SHAREHOLDER HAS THE RIGHT TO APPOINT AS HIS PROXY A PERSON (WHO NEED NOT BE A SHAREHOLDER) OTHER THAN ANY PERSON DESIGNATED BELOW, BY INSERTING THE NAME OF SUCH OTHER PERSON IN ANOTHER PROPER FORM OF PROXY.

    The undersigned, a shareholder of American United Global, Inc. (the "Corporation"), hereby revoking any proxy hereinbefore given, does hereby appoint Robert M. Rubin and David M. Barnes, or either of them, as his proxy with full power of substitution, for and in the name of the undersigned to attend the Annual Meeting of the Shareholders to be held on February 24, 1998 at Harry's of Hanover Square, located at One Hanover Square, New York, New York 10004, at 2:00 p.m., local time, and at any adjournments thereof, and to vote upon all matters specified in the notice of said meeting, as set forth herein, and upon such other business as may properly come before the meeting, all shares of stock of said Corporation which the undersigned would be entitled to vote if personally present at the meeting.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR IDENTIFIED BELOW AND FOR ALL PROPOSALS.

1. The Election of Directors Election of the following proposed directors to hold office until the next Annual Meeting of Shareholders or until their successors shall be elected and shall qualify: C. Dean McLain, Lawrence E. Kaplan, Howard Katz, David M. Barnes, Wesley C. Fredericks, Glenn A. Norem.

                                                             FOR ALL NOMINEES
                                                    (EXCEPT AS MARKED TO THE CONTRARY)
                                                                    ( )

                                                           WITHHOLD ALL NOMINEES

                                                                    ( )



AUTHORITY TO WITHHOLD A VOTE FOR ANY OF THE ABOVE NAMED INDIVIDUALS SHOULD BE INDICATED BY LINING THROUGH OR OTHERWISE STRIKING OUT THE NAME OF THE NOMINEE.

2. Ratify the Appointment of Price Waterhouse, LLP as independent auditors for the Corporation for the fiscal years ended July 31, 1996 and 1997 and for the fiscal year ending July 31, 1998.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3. Ratify the sale of all of the assets of the Company's Manufacturing Business to subsidiaries of Hutchinson Corporation under the terms of the Sale Agreement, and ratification of the terms of the Sale Agreement, all Exhibits thereto, and the transactions contemplated thereby.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

4. To ratify the issuance of shares of the Company's Series B-1 Convertible Preferred Stock issued in connection with the Acquisition of Old Connectsoft, effective as of July 31, 1996.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

5. To ratify the issuance of 400,000 shares of the Company's Series B-2 Convertible Preferred stock issued in connection with a $10,000,000 Private Placement in January 1997.
            / /  FOR            / /  AGAINST            / /  ABSTAIN

6. To authorize an amendment to the Company's Certificate of Incorporation to increase the Company's authorized capital by (i) increasing to 40,000,000 shares its authorized shares of voting Common Stock (which shall be redesignated as Class A Voting Common Stock); and (ii) creating a new class of Non-Voting Common Stock, of which 25,000,000 shares of Non-Voting Common Stock will be authorized.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

7. To authorize and approve the Company's 1996 Employee Stock Option Plan, which contains 2,500,000 shares of Common Stock available for the granting of options.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

8. To authorize and ratify amendments to the Company's Articles of Incorporation and By-Laws to eliminate provisions which permit stockholders to act by less than unanimous written consent;

            / /  FOR            / /  AGAINST            / /  ABSTAIN

9. To authorize and ratify amendments to the Company's Articles of Incorporation and By-Laws to classify the Board of Directors into three classes, as nearly equal in number as possible, each of which, after an interim arrangement, will serve for three years, with one class being elected each year;

            / /  FOR            / /  AGAINST            / /  ABSTAIN

10. To authorize and ratify amendments to the Company's Articles of Incorporation and By-Laws which provide that directors may be removed by the stockholders only with cause and the approval of the holders of at least 66.66% of the voting power of each class or series of outstanding stock of the Company entitled to vote generally in the election of directors;

            / /  FOR            / /  AGAINST            / /  ABSTAIN

11. To authorize and ratify amendments to the Company's Articles of Incorporation and By-Laws that require that special meetings of stockholders may only be called by the Board of Directors or by stockholders holding not less than 66.66% of the voting power of each class or series of outstanding stock entitled to vote on the matter(s) to be considered at the special meeting;

            / /  FOR            / /  AGAINST            / /  ABSTAIN

12. To authorize and ratify amendments to the Company's Articles of Incorporation and By-Laws that increase the stockholder vote required to alter, amend or repeal the amendments to the Company's Articles of Incorporation and By-Laws identified in Proposals 8, 9, 10, and 11 referred to above and in this Proposal 12 to at least 66.66% of the voting power of each class or series of outstanding stock of the Company entitled to vote thereon; and

            / /  FOR            / /  AGAINST            / /  ABSTAIN

13. To ratify the terms of an Amended and Restated Employment Agreement by and between the Company and Mr. Robert M. Rubin, the President, Chief Executive Officer, Chairman of the Board and a principal stockholder of the Company;

            / /  FOR            / /  AGAINST            / /  ABSTAIN

14. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

            / /  FOR            / /  AGAINST            / /  ABSTAIN
                                         Dated: __________________________, 1998
                                         _______________________________________
                                         Signature                Print Name
                                         _______________________________________
                                         Signature, if Jointly Held        Print
                                         Name
                                             PLEASE SIGN EXACTLY AS YOUR NAME
                                         APPEARS HEREIN, if signing as attorney,
                                         executor, administrator, trustee or
                                         guardian, indicate such capacity. All
                                         joint tenants must sign. If a
                                         corporation, please sign in full
                                         corporate name by the president or
                                         other authorized officer. If a
                                         partnership, please sign in partnership
                                         name by an authorized person.

                                             The Board of Directors requests
                                         that you fill in the date and sign the
                                         Proxy and return it in the enclosed
                                         envelope.

                                             IF THE PROXY IS NOT DATED IN THE
                                         ABOVE SPACE, IT IS DEEMED TO BE DATED
                                         ON THE DAY ON WHICH IT WAS MAILED BY
                                         THE CORPORATION.